Exhibit 99.T3C

1839688 ALBERTA ULC,

the GUARANTORS party hereto

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

$252,103,398.42 14% Junior Secured Notes due 2020

INDENTURE

Dated as of November 14, 2014

v

TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.3; 7.8; 7.10
311	(a)	7.11
	(b)	7.11
312	(a)	2.5
	(b)	13.3
	(c)	13.3
313	(a)	7.6; 12.2
	(b)(1)	7.6
	(b)(2)	7.6
	(c)	7.6
	(d)	7.6
314	(a)	3.10; 3.15; 13.5
	(b)	N.A.
	(c)(1)	2.2; 13.4
	(c)(2)	2.2; 13.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.5
315	(a)	7.1
	(b)	7.5; 13.2
	(c)	7.1

	(d)	7.1
	(e)	6.11
316	(a)(last sentence)	13.6
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	N.A.
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	13.1

N.A. means not applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of November [14], 2014, among 1839688 ALBERTA ULC, an Alberta unlimited liability corporation (the “Issuer”), ESSAR STEEL ALGOMA INC., a Canadian corporation, ALGOMA HOLDINGS B.V., a Netherlands corporation (“Netherlands Holdings”), ESSAR TECH ALGOMA INC., a Canadian corporation (“Canadian Holdings”), ESSAR STEEL ALGOMA INC. USA, a Delaware corporation, CANNELTON IRON ORE COMPANY, a Delaware corporation, and ESSAR STEEL CANADA INC., a Canadian corporation, as Guarantors, the other Guarantors party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its $252,103,398.42 14% Junior Secured Notes due 2020 (the “Initial Notes”), each as issued on the date hereof, and (ii) any additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date;

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer and the Guarantors party hereto have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.                                Definitions.

“ABL Credit Agreement” means the ABL Credit Agreement to be entered into by and among the Issuer, the Restricted Parent Guarantor, the Holdings Entities, the guarantors from time to time party thereto, Deutsche Bank (acting through its Canada Branch), as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such ABL Credit Agreement or one or more successors to the ABL Credit Agreement or one or more new credit agreements.

“ABL Obligations” means the “Secured Obligations” as defined in the ABL Credit Agreement.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Restricted Parent Guarantor or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Restricted Parent Guarantor or any Restricted Subsidiary.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Amounts” has the meaning specified in Section 3.26.

“Additional Assets” means:

(1)                                 any property or assets (other than Capital Stock) used or to be used by the Restricted Parent Guarantor, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)                                 the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Restricted Parent Guarantor or a Restricted Subsidiary of the Restricted Parent Guarantor; or

(3)                                 Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Restricted Parent Guarantor.

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture and, if applicable, includes the PIK Notes issued as PIK Interest.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.¶

“After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral acquired by the Issuer or a Guarantor and is pledged to secure any Senior Priority Obligations (including property of a Person that becomes a new Guarantor) after the date of the Indenture that is not automatically subject to a perfected security interest under the Collateral Documents. The Issuer or such Guarantor will provide a Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the Intercreditor Agreement or the Collateral Documents.

“Asset Disposition” means:

(a)                                 the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Restricted Parent Guarantor or any Restricted Subsidiary (in each case other than Capital Stock of the Restricted Parent Guarantor) (each referred to in this definition as a “disposition”); or

(b)                                 the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)                                 a disposition by a Restricted Subsidiary to the Restricted Parent Guarantor or by the Restricted Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(2)                                 a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)                                 a disposition of inventory or other assets in the ordinary course of business (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business);

(4)                                 a disposition of obsolete, surplus or worn out property, equipment or other assets or property, equipment or other assets that are no longer used or useful in the conduct of the business of the Restricted Parent Guarantor and its Restricted Subsidiaries;

(5)                                 transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)                                 an issuance of Capital Stock by a Restricted Subsidiary to the Restricted Parent Guarantor or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Restricted Parent Guarantor;

(7)                                 any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Restricted Parent Guarantor) of less than $15.0 million;

(8)                                 any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3) asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)                                 dispositions in connection with Permitted Liens;

(10)                          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                          the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)                          foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)                          the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)                          any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)                          any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Restricted Parent Guarantor or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)                          (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)                          any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18)                          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Restricted Parent Guarantor or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(19)                          dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)                          any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(21)                          the unwinding of any Hedging Obligations pursuant to its terms;

(22)                          the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims in each case in the ordinary course of business; and

(23)                          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value of usefulness to the business as determined in good faith by or the Restricted Parent Guarantor.

“Associate” means (i) any Person engaged in a Similar Business of whichthe Restricted Parent Guarantor or any Restricted Subsidiary are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Restricted Parent Guarantor or any Restricted Subsidiary of the Restricted Parent Guarantor.

“Bankruptcy Law” means the Bankruptcy Code, the BIA, the CCAA and any similar Federal, state or foreign law for the relief of debtors.¶

“BIA” means the Bankruptcy and Insolvency Act (Canada) as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Board of Directors” means (1) with respect to the Issuer, the Restricted Parent Guarantor or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).¶

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect of the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the amount of consolidated book value of accounts receivable of the Restricted Parent Guarantor and the Restricted Subsidiaries, plus (b) 85% of the consolidated book value of inventory of the Restricted Parent Guarantor and the Restricted Subsidiaries, each as determined by the most recent consolidated balance sheet of the Restricted Parent Guarantor and the Restricted Subsidiaries (which shall also give pro forma effect (with pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Restricted Parent Guarantor) to any acquisition or disposition of assets outside the ordinary course of business made after such balance sheet date and on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) by the Restricted Parent Guarantor and the Restricted Subsidiaries during such period that, in conformity with IFRS, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Restricted Parent Guarantor and the Restricted Subsidiaries and (b) Capitalized Lease Obligations Incurred by the Restricted Parent Guarantor and the Restricted Subsidiaries during such period.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS.  The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                 (a) United States Dollars, Euro, or any national currency of any member state of the European Union or Canada; or (b) any other foreign currency held by the Restricted Parent Guarantor and the Restricted Subsidiaries in the ordinary course of business;

(2)                                 securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, or any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)                                 certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper rated at least (i) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Restricted Parent Guarantor) maturing within two years after the date of creation thereof or (ii) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by or the Restricted Parent Guarantor) maturing within one year after the date of creation thereof, or in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6)                                 marketable short-term money market and similar securities, having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively, (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Restricted Parent Guarantor) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)                                 readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or Canada or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Restricted Parent Guarantor) with maturities of not more than two years from the date of acquisition;

(8)                                 readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by or the Restricted Parent Guarantor) with maturities of not more than two years from the date of acquisition;

(9)                                 Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by or the Restricted Parent Guarantor);

(10)                          with respect to any Non-Guarantor:  (i) obligations of the national government of the country in which such Non-Guarantor maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-Guarantor maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Non-U.S. Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Non-U.S. Bank;

(11)                          Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by or the Restricted Parent Guarantor) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Restricted Parent Guarantor) with maturities of 12 months or less from the date of acquisition;

(12)                          bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13)                          [Reserved]; and

(14)                          interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card, and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.¶

“CCAA” means the Companies’ Creditors Arrangement Act (Canada) as such legislation now exists or may from time to hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Change of Control” means:

(1)                                 the Restricted Parent Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or otherwise), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Restricted Parent Guarantor other than in connection with any transaction or series of transactions in which the Restricted Parent Guarantor shall become the Wholly Owned Subsidiary of a Parent Entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder);

(2)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Restricted Parent Guarantor and the Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3)                                 the failure of the Restricted Parent Guarantor to own 100% of the equity interests of the Issuer (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Restricted Parent Guarantor).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Restricted Parent Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Restricted Parent Guarantor immediately prior to that transaction and (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Class A 9.00% Convertible Preferred Shares” means the Restricted Parent Guarantor’s Class A 9.00% Preferred Shares as in effect on the Issue Date, as amended, supplemented or otherwise modified from time to time in a manner not adverse to the holders of the Notes in any material respect.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and properties subject or purported to be subject to Liens in favor of the Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Agent” means Wilmington Trust, National Association in its capacity as “Collateral Agent” under this Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Documents” means, collectively, any security agreements, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)                                 increased (without duplication) by:

(a)                                 provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)                                 Fixed Charges of such Person for such period (including (x) net losses or any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof and excluding the effects of clause (3) of such definition), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)                                  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)                                 any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Credit Agreements, the Senior Priority Notes, any other Credit Facilities and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the Credit Agreements, the Senior Priority Notes, any other Credit Facilities and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)                                  the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, and costs related to the closure and/or consolidation of facilities and to exiting lines of business, in an aggregate amount not to exceed $15 million in any period of four consecutive fiscal quarters; plus

(f)                                   any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Restricted Parent Guarantor as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)                                  the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(h)                             any costs or expense incurred by the Restricted Parent Guarantor or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Restricted Parent Guarantor or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Restricted Parent Guarantor solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in Section 3.3(a)(4)(iii) hereof; plus

(i)                                     cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j)                                    any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(k)                                 realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Restricted Parent Guarantor and the Restricted Subsidiaries; plus

(l)                                     net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(m)                             the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(2)                                 decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer, the Restricted Parent Guarantor and the Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and

(3)                                 increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness), and excluding (s) any interest in relation to pension obligations and other post-employment obligations and benefits, (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS; plus

(2)                                 consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)                                 interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                 subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Restricted Parent Guarantor’s equity in the net income of any such Person for such period will be included in such

Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(4)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreements, the Notes, this Indenture or the indenture governing the Senior Priority Notes Indenture, and (c) restrictions specified in Section 3.4(b)(13)(i)), except that the Issuer’s or the Restricted Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed during such period to the Restricted Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)                                 any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of the Restricted Parent Guarantor or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of or the Restricted Parent Guarantor);

(4)                                 (i) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or (ii) any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)                                 the cumulative effect of a change in accounting principles;

(6)                                 any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)                                 all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)                                 any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9)                                 any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)                          any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Restricted Parent Guarantor or any Restricted Subsidiary owing to the Restricted Parent Guarantor or any Restricted Subsidiary;

(11)                          any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Parent Guarantor and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)                          any goodwill or other intangible asset impairment charge or write-off;

(13)                          any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14)                          accruals and reserves that are established within twelve (12) months after the Issue Date that are so required to be established as a result of the Transactions in accordance with IFRS;

(15)                          any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(16)                          any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)                          to the extent covered by insurance and actually reimbursed, or, so long as the Restricted Parent Guarantor has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; and

(18)                          solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(3) any net gain (or loss) realized at any time (including for the avoidance of doubt, through deferred purchase price obligations or payments) in connection with the lease of the Port or the sale of assets related to the Port, in each case, consummated on or before the Issue Date.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received that are reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Priority Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness that is secured by a Lien (other than a lien that is pari passu with or is junior to the Liens securing the Notes but Indebtedness secured by “crossing” Liens relative to the Liens on the Notes shall not be disregarded) as of such date to (y) the aggregate amount of Consolidated EBITDA of the Restricted Parent Guarantor for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Restricted Parent Guarantor are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”; provided, however, that for purposes of this definition the pro forma calculation shall give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) hereof.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services), Capitalized Lease Obligations and Purchase Money Obligations of the Restricted Parent Guarantor and its Restricted Subsidiaries on a consolidated basis outstanding on such date plus (b) the principal component of all obligations, or liquidation preference, of any Disqualified Stock and/or Preferred Stock of the Restricted Parent Guarantor or any Restricted Subsidiary (including, in each case, any accrued dividends paid in kind), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Restricted Parent Guarantor.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA of the Restricted Parent Guarantor for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Restricted Parent Guarantor are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” provided, however, that for purposes of this definition the pro forma calculation shall give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) hereof.

“Consolidated Total Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA of the Restricted Parent Guarantor for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Restricted Parent Guarantor are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” provided, however, that for purposes of this definition the pro forma calculation shall give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) hereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                                 to advance or supply funds:

(a)                                 for the purchase or payment of any such primary obligation; or

(b)                                 to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                 to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreements” means the Term Loan Credit Agreement and the ABL Credit Agreement.

“Credit Facility” means, with respect to the Restricted Parent Guarantor or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreements or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Restricted Parent Guarantor as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Preferred Stock” means, with respect to the Restricted Parent Guarantor, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Restricted Parent Guarantor or a Subsidiary of the Restricted Parent Guarantor or an employee stock ownership plan or trust established by the Restricted Parent Guarantor or any such Subsidiary for the benefit of their employees to the extent funded by the Restricted Parent Guarantor or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Restricted Parent Guarantor at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(4)(iii)(B) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Restricted Parent Guarantor having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors of the Restricted Parent Guarantor shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Restricted Parent Guarantor, or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)                                 is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Restricted Parent Guarantor to repurchase such

Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Restricted Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Restricted Parent Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Restricted Parent Guarantor (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Restricted Parent Guarantor or any of its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Restricted Parent Guarantor other than from an Affiliate of the Restricted Parent Guarantor as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Restricted Parent Guarantor after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Restricted Parent Guarantor or any Subsidiary of the Restricted Parent Guarantor for the benefit of their employees to the extent funded by the Restricted Parent Guarantor or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Restricted Parent Guarantor after the Issue Date, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Restricted Parent Guarantor on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 3.3(a)(4)(iii) hereof.

“Excluded Property” has the meaning given to such term in the Collateral Documents.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Restricted Parent Guarantor setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for such four consecutive fiscal quarters.  In the event that the Restricted Parent Guarantor or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) (other than clause (5) thereof).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Restricted Parent Guarantor or any Restricted Subsidiary, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Restricted Parent Guarantor or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Restricted Parent Guarantor.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Restricted Parent Guarantor to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Restricted Parent Guarantor may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)                                 Consolidated Interest Expense of such Person for such Period;

(2)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person or any Restricted Subsidiary of such Person during such period; and

(3)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the Canadian Institute of Chartered Accountants as in effect on the date of any calculation or determination required hereunder.

“Government Securities” means securities that are:

(1)                                 direct obligations of the United States of America or Canada for the timely payment of which its full faith and credit is pledged; or

(2)                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or Canada the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or Canada, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Issuer and the Secured Guarantors.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)                                 entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Restricted Parent Guarantor, each Holdings Entity and any Restricted Subsidiary or other Parent Entity that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings Entity” means Algoma Holdings B.V., or any successor thereto, and [Essar Tech (Canada) Limited], or any successor thereto.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standard Board. Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in accordance with IFRS as in effect on the Issue Date. At any time after the Issue Date, the Restricted Parent Guarantor may elect to establish that IFRS shall mean the IFRS as in effect after the Issue Date and on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Restricted Parent Guarantor may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Restricted Parent Guarantor to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of IFRS for periods that include fiscal quarters ended prior to the Restricted Parent Guarantor’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided, further again, that the Restricted Parent Guarantor may only make such election if it also elects to report any subsequent financial reports required to be made by the Restricted Parent Guarantor, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 hereof in GAAP. The Issuer or the Restricted Parent Guarantor shall give written notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Restricted Parent Guarantor that (i) has not guaranteed any other Indebtedness of the Restricted Parent Guarantor and (ii) has Total Assets together with all other Immaterial Subsidiaries (other than Unrestricted Subsidiaries) (as determined in accordance with IFRS) and Consolidated EBITDA of less than 2.5% of the Restricted Parent Guarantor’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters ended for which internal consolidated financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                 the principal of indebtedness of such Person for borrowed money;

(2)                                 the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)                                 Capitalized Lease Obligations of such Person;

(6)                                 the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Person, any Preferred Stock (including, in each case, any accrued dividends);

(7)                                 the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Restricted Parent Guarantor) and (b) the amount of such Indebtedness of such other Persons;

(8)                                 Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)                                 to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                                 Contingent Obligations Incurred in the ordinary course of business;

(ii)                                   Cash Management Services;

(iii)                                    in connection with the purchase by the Restricted Parent Guarantor or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv)                                  for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Restricted Parent Guarantor.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Intercreditor Agreement” means the intercreditor agreement among the Senior Priority Term Loan Agent, the Senior Priority ABL Agent, the collateral agent under the Senior Priority Notes and the Collateral Agent, substantially in the form of Exhibit B hereto, as it may be amended from time to time in accordance with this Indenture.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.  If the Restricted Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Restricted Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Sections 3.3 and 3.20 hereof:

(1)           “Investment” will include the portion (proportionate to the Restricted Parent Guarantor’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Restricted Parent Guarantor at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Restricted Parent Guarantor will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Restricted Parent Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Restricted Parent Guarantor’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Restricted Parent Guarantor in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)           any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Restricted Parent Guarantor.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)           debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Restricted Parent Guarantor and its Subsidiaries; and

(4)           investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)           a rating of “BBB-” or higher from S&P;

(2)           a rating of “Baa3” or higher from Moody’s; or

(3)           a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means November 14, 2014.¶

“Issuer” has the meaning ascribed to it in the first introductory paragraph of this Indenture

“Junior Lien Priority” means a Lien on Collateral that ranks junior in priority to the Liens securing the Notes and the Guarantees.

“Junior Priority After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral acquired by the Issuer or a Guarantor and is pledged to secure any Senior Priority Obligations (including property of a Person that becomes a new Guarantor) after the date of the Indenture that is not automatically subject to a perfected security interest under the Collateral Documents. The Issuer or such Guarantor will provide a Junior Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the Intercreditor Agreement or the Collateral Documents.

“Junior Priority Indebtedness” means any Indebtedness of the Issuer, the Restricted Parent Guarantor and/or the other Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes Obligations as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a joinder to the Intercreditor Agreement and (ii) the Restricted Parent Guarantor shall designate such Indebtedness as Junior Priority Indebtedness for the purposes of this Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Issuer, the Restricted Parent Guarantor or any Restricted Subsidiary whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Issuer, the Restricted Parent Guarantor or any Restricted Subsidiary:

(1)           (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, the Restricted Parent Guarantor,  its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)           in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)           not exceeding $1.5 million in the aggregate outstanding at any time;

provided that , the aggregate amount of Management Advances permitted to be made pursuant to this definition shall not exceed $2.5 million in the aggregate at any time.

“Management Stockholders” means the members of management of the Restricted Parent Guarantor (or its direct parent) or its Subsidiaries who are holders of Capital Stock of the Restricted Parent Guarantor or of any Parent Entity on the Issue Date or will become holders of such Capital Stock in connection with the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)           all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Restricted Parent Guarantor and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)           all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)           all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Restricted Parent Guarantor or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)           the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Restricted Parent Guarantor or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Restricted Parent Guarantor and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.¶

“Notes Documents” means the Notes (including Additional Notes), the Note Guarantee, the Collateral Documents, the Intercreditor Agreement and this Indenture.¶

“Notes Obligations” means Obligations in respect of the Notes Documents.¶

“Notes Pari Passu Indebtedness” means any Indebtedness of the Issuer, the Restricted Parent Guarantor and/or the other Guarantors that is secured by Liens on the Collateral ranking pari passu with the Liens securing the Notes Obligations as permitted by this Indenture, provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of any Additional Notes) shall execute a joinder to the Collateral Documents and the Intercreditor Agreement and (ii) the Restricted Parent Guarantor shall designate such Indebtedness (other than in the case of Additional Notes) as Notes Pari Passu Indebtedness for purposes of this Indenture.

“Obligations” means any principal, interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated November 14, 2014 with respect to the issuance of the Senior Priority Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel, such counsel being reasonably satisfactory to the Trustee.  The counsel may be an employee of or counsel to the Restricted Parent Guarantor or its Subsidiaries.¶

“Other Senior Priority Obligations” means any Indebtedness of the Issuer, the Restricted Parent Guarantor and/or the other Guarantors that is secured by a lien on the Collateral ranking senior to the Notes as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness shall become party to the Intercreditor Agreement, and (ii) the Restricted Parent Guarantor shall designate such Indebtedness as Other Senior Priority Obligations for purposes of this Indenture.

“Parent Entity” means any direct or indirect parent of the Restricted Parent Guarantor.

“Parent Entity Expenses” means:

(1)           costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Restricted Parent Guarantor or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)           customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Restricted Parent Guarantor and its Subsidiaries;

(3)           obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Restricted Parent Guarantor and its Subsidiaries;

(4)           general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Restricted Parent Guarantor or any Restricted Subsidiary; and

(5)           expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)           where the net proceeds of such offering or sale are intended to be received by or contributed to the Restricted Parent Guarantor or a Restricted Subsidiary,

(y)           in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)           otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Restricted Parent Guarantor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means (i) with respect to the Issuer, any Indebtedness of the Issuer which ranks equally in right of payment to the Notes and (ii) with respect to any Guarantor, any Indebtedness which ranks equally in right of payment to such Guarantor’s Obligations in respect of the Notes.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Holders” means, collectively, (1) Essar Global Fund Limited and each of its Affiliates, but not including however, any portfolio companies of the foregoing, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) Management Stockholders on the Issue Date, (4) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Restricted Parent Guarantor, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the persons identified in clauses (1) through (3), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Restricted Parent Guarantor or any of its direct or indirect Parent Entities held by such group.

“Permitted Investment” means (in each case, by the Restricted Parent Guarantor or any of its Restricted Subsidiaries):

(1)           Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary), or the Restricted Parent Guarantor or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)           Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Restricted Parent Guarantor or a Restricted Subsidiary;

(3)           Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)           Investments in receivables owing to the Restricted Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)           Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)           Management Advances;

(7)           Investments received in settlement of debts created in the ordinary course of business and owing to the Restricted Parent Guarantor or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Restricted Parent Guarantor or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)           Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10)         Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)         pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)         any Investment to the extent made using Capital Stock of or the Restricted Parent Guarantor (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)         any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (6), (7), (8), (9), (12) and (14));

(14)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15)         (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(16)         Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)         Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or the Restricted Parent Guarantor or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)         Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)         contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Restricted Parent Guarantor;

(20)         (A) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $5 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (B) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $10 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (in the case of Investments made pursuant to this clause (20)(B)), immediately after giving pro forma effect to such Investment, the Consolidated Total Leverage Ratio would be no greater than 2.50 to 1.00;

(21)         (A) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21)(A) that are at that time outstanding, not to exceed the greater of $25 million and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 hereof of any amounts applied pursuant to Section 3.3(a)(3)) and (B) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21)(B) that are at that time outstanding, not to exceed the greater of $50 million and 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (in the case of Investments made pursuant to this clause (21)(B)), immediately after giving pro forma effect to such Investment, the Consolidated Total Leverage Ratio would be no greater than 2.50 to 1.00; provided that, in each case, if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21)(A) or (21)(B), as applicable;

(22)         (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a securitization repurchase obligation in connection with a Qualified Securitization Financing;

(23)         [Reserved]; and

(24)         Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20.

“Permitted Liens” means, with respect to any Person:

(1)           Liens on assets or property of a Restricted Subsidiary that is not an Issuer or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not an Issuer or a Guarantor;

(2)           pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)           Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)           Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5)           encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Restricted Parent Guarantor and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Restricted Parent Guarantor and its Restricted Subsidiaries;

(6)           Liens (a) on assets or property of the Restricted Parent Guarantor or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Restricted Parent Guarantor or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Restricted Parent Guarantor or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(8)(iii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)           leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)           Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)           Liens (i) on assets or property of the Restricted Parent Guarantor or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 3.2(b)(7) hereof and (b) any such Liens may not extend to any assets or property of the Restricted Parent Guarantor or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10)         Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Restricted Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(11)         Liens existing on the Issue Date, excluding Liens securing the Credit Agreements and the Senior Priority Notes;

(12)         Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Restricted Parent Guarantor or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Restricted Parent Guarantor or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)         Liens on assets or property of the Restricted Parent Guarantor or any Restricted Subsidiary securing Indebtedness or other obligations of the Restricted Parent Guarantor or such Restricted Subsidiary owing to the Restricted Parent Guarantor or another Restricted Subsidiary, or Liens in favor of the Restricted Parent Guarantor or any Restricted Subsidiary;

(14)         Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien (and on the same priority that such Permitted Lien may be incurred) hereunder;

(15)         (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Restricted Parent Guarantor or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)         any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)         Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)         Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19)         Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(1); provided that (A) the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Trustee and the Collateral Agent, as applicable, on terms that are customary for such financings as determined by the Restricted Parent Guarantor in good faith reflecting the subordination of such Liens to the Liens securing the Notes Obligations;

(20)         Liens in respect of Senior Priority Notes secured by Senior Priority Liens on Collateral; provided that, the holders of such Indebtedness or their duly appointed agent shall become party to the Intercreditor Agreement;

(21)         Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22)         any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23)         Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)         Liens on equipment of the Restricted Parent Guarantor or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25)         Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)         Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(28)         Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section

3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)         Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $50 million at any one time outstanding; provided that to the extent such Liens secure any Collateral, the proviso under clause (19) above shall be applicable mutatis mutandis;

(30)       Liens on Collateral Incurred to secure Obligations referred to in clause (a) and (b) of this provision immediately below in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.2; provided that (a) in the case of such Liens Incurred pursuant to this clause (30) securing any Indebtedness constituting Senior Priority Obligations, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Senior Priority Secured Leverage Ratio would be no greater than 1.5 to 1.00 and the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (b) in the case of such Liens Incurred pursuant to this clause (30) securing any Notes Pari Passu Indebtedness or Junior Priority Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Total Secured Leverage Ratio would be no greater than 2.00 to 1.00 and holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement;

(31)         Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing permitted to be incurred under Section 3.2(b)(15);

(32)         Liens securing any Obligations in respect of the Notes issued on the Issue Date (including PIK Notes issued as PIK Interest in respect of such Notes), this Indenture or the Collateral Documents; or

(33)         Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Restricted Parent Guarantor in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified, provided, however, that the foregoing shall not apply to clause (19) of this definition.

“Permitted Shareholder Loans” means unsecured loans made by any Permitted Holder to the Company or any Restricted Subsidiary expressly subordinated in right of payment to the Notes which (a) provide for no payments of principal or interest (other than payment in kind interest), (b) are not convertible or exchangeable into securities of the Restricted Parent Guarantor or any of its Restricted Subsidiaries (other than Capital Stock (other than Disqualified Stock) of the Restricted Parent Guarantor), (c) contain no defaults and (d) are not mandatorily redeemable or redeemable at the option of the holder in the case of each of (a), (b), (c) and (d) prior to the date the Notes are no longer outstanding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” has the meaning set forth in Exhibit A.

“PIK Notes” means Additional Notes issued under this Indenture on the same terms and conditions as the Notes in connection with a PIK Payment. For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“Port” means the Issuer’s port facility equipment and associated assets and business, including the underlying land.

“Post-Petition Interest” means all interest, fees, expenses and other charges that accrue after the commencement of any insolvency or liquidation proceeding with respect to the Restricted Parent Guarantor or any Subsidiary at the rate provided in the respective documentation, whether or not such interest, fees, expenses and other charges are allowed or allowable under any debtor relief law or in any such insolvency or liquidation proceeding.

“PPSA” means the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal), plant, equipment or other assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Restricted Parent Guarantor shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Restricted Parent Guarantor and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Restricted Parent Guarantor or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Restricted Parent Guarantor) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Restricted Parent Guarantor) and may include Standard Securitization Undertakings.  The grant of a security interest in any Securitization Assets of the Restricted Parent Guarantor or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreements prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer or the Restricted Parent Guarantor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer, the Restricted Parent Guarantor or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                 (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(2)                                 Refinancing Indebtedness shall not include:

(i)                                 Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer or the Restricted Parent Guarantor that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii)                                   Indebtedness, Disqualified Stock or Preferred Stock of the Issuer, the Restricted Parent Guarantor or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)                                    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related PIK Notes” means, with respect to a Note, (i) each PIK Note issued in connection with a PIK Payment on such Note and (ii) each additional PIK Note issued in connection with a PIK Payment on a Related PIK Note with respect to such Note.

“Related Taxes” means:

(1)                                 franchise and similar Taxes, and other fees and expenses, required to maintain such Parent Entity’s corporate existence; or

(2)                                 for any taxable period for which the Issuer, the Restricted Parent Guarantor and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the portion of any U.S. federal, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Issuer, the Restricted Parent Guarantor and/or its Subsidiaries; provided that the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such Taxes that the Issuer, the Restricted Parent Guarantor and/or its Subsidiaries, as applicable, would have paid had the Issuer, the Restricted Parent Guarantor and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Parent Guarantor” means Essar Steel Algoma, Inc. or any successor entity thereto.

“Restricted Subsidiary” means any Subsidiary of the Restricted Parent Guarantor other than an Unrestricted Subsidiary. For the avoidance of doubt, on the date hereof, the Issuer is a restricted subsidiary of the Restricted Parent Guarantor.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Restricted Parent Guarantor or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Restricted Parent Guarantor or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.¶

“Secured Guarantor” means, each Subsidiary that guarantees the Notes, until such Secured Note Guarantee is released in accordance with the terms of this Indenture.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Restricted Parent Guarantor or any Restricted Subsidiary sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Senior Claims” means all Obligations in respect of all outstanding Senior Priority Obligations.

“Senior Priority ABL Agent” means Deutsche Bank (acting through its Canada Branch), in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, together with its successors in such capacity.

“Senior Priority Liens” means all Liens that secure the Senior Priority Obligations.

“Senior Priority Notes” means the Restricted Parent Guarantor’s $375 million aggregate principal amount of 9.50% senior secured notes due 2019.

“Senior Priority Notes Indenture” means the indenture governing the Senior Priority Notes.¶

“Senior Priority Notes Obligations” means Obligations under the Senior Priority Notes.¶

“Senior Priority Obligations” means (i)  all Obligations in respect of any Credit Facility and the other Credit Facility Documents that are secured by a Permitted Lien incurred or deemed incurred pursuant to clause (19) or clause (30)(a) of the definition of “Permitted Liens,” (ii) all Senior Priority Notes Obligations, and (iii) all other Obligations of the Restricted Parent Guarantor or any Restricted Subsidiary in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services; provided that, in each case, (a) the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a joinder to the Intercreditor Agreement, if applicable, and (ii) the Restricted Parent Guarantor shall designate such Indebtedness as Senior Priority Obligations for purposes of this Indenture.

“Senior Priority Term Loan Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement, together with its successors in such capacity.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Restricted Parent Guarantor or any Subsidiary or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Restricted Parent Guarantor or any Subsidiary or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Restricted Parent Guarantor or any Subsidiary which the Restricted

Parent Guarantor has determined in good faith to be customary in a Qualified Securitization Financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement and any Refinancing Indebtedness in respect thereof.

“Subsidiary” means, with respect to any Person:

(1)                                 any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)                                 any partnership, joint venture, limited liability company or similar entity of which:

(a)                                 more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)                                 such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means a Subsidiary of the Issuer or the Restricted Parent Guarantor that is a Guarantor.

“Taxes” means all present and future taxes, duties, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties, additions to tax and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement to be entered into by and among the Restricted Parent Guarantor, the Holdings Entities, the guarantors from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Term Loan Credit Agreement or one or more successors to the Term Loan Credit Agreement or one or more new credit agreements.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, as of any date, the total consolidated assets of the Restricted Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Restricted Parent Guarantor and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transaction Expenses” means any fees or expenses incurred or paid by the Restricted Parent Guarantor or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the sale of the Restricted Parent Guarantor’s port facility on the Issue Date and the issuance of common and preferred equity of the Restricted Parent Guarantor to Essar Global Fund Limited or one of its affiliates, in each case as described in the Offering Memorandum, the issuance of the Notes, the issuance of the Senior Priority Notes and borrowings under the Credit Agreements.

“Trust Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee or Collateral Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary (other than the Issuer or any direct or indirect parent entity of the Restricted Parent Guarantor) of the Restricted Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Restricted Parent Guarantor may designate any Subsidiary (other than the Issuer or any direct or indirect parent entity of the Restricted Parent Guarantor) of the Restricted Parent Guarantor, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Restricted Parent Guarantor or any other Subsidiary of the Restricted Parent Guarantor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)                                 such designation and the Investment of the Restricted Parent Guarantor in such Subsidiary complies with Section 3.3 hereof. ¶

“Unsecured Guarantor” means, any Holdings Entity that guarantees the Notes, until such Unsecured Note Guarantee is released in accordance with the terms of this Indenture.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)                                 the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)                                 the sum of all such payments.

“Wholly Owned Subsidiary” means a Subsidiary of the Restricted Parent Guarantor, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Restricted Parent Guarantor or another Subsidiary) is owned by the Restricted Parent Guarantor or another Wholly Owned Subsidiary.

SECTION 1.2.                                Other Definitions.

Term	Defined in Section
“Action”	12.9(w)
“Ad Hoc Committee”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(g)(2)
“Asset Disposition Offer”	3.5(b)
“Asset Sale Payment Date”	3.5(g)(2)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)
“Automatic Exchange Notice Date”	2.6(e)
“bankruptcy provisions”	6.1(a)(5)(F)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)

Term	Defined in Section
“Clearstream”	2.1(b)
“Collateral Document Order”	12.9(s)
“Covenant Defeasance”	8.3
“cross acceleration provision”	6.1(a)(4)(B)
“Defaulted Interest”	2.15
“Event of Default”	6.1
“Excess Proceeds”	3.5(b)
“Exchange Global Note”	2.1(b)
“Foreign Disposition”	3.5(e)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6(c)
“Initial Agreement”	3.4(b)
“Initial Default”	6.12
“Initial Lien”	3.6
“Interest Payment Date”	Exhibit A
“Issuer Order”	2.2
“judgment default provision”	6.1(a)(7)
“Legal Defeasance”	8.2
“Legal Holiday”	13.8
“Note Guarantee”	10.1
“Notes Register”	2.3
“payment default”	6.1(a)(4)(A)
“Permitted Payments”	3.3(b)
“protected purchaser”	2.11
“Redemption Date”	5.7(a)
“Refunding Capital Stock”	3.3(b)
“Registrar”	2.3
“Related Person”	12.9(b)
“Restricted Payment”	3.3(a)(4)
“Reversion Date”	3.19(b)
“Second Commitment”	3.5(a)(3)(ii)
“security default provisions”	6.1(a)(10)
“Special Interest Payment Date”	2.15(a)
“Special Mandatory Redemption”	5.9

Term	Defined in Section
“Special Mandatory Redemption Date”	5.9
“Special Mandatory Redemption Price”	5.9
“Special Record Date”	2.15(a)
“Successor Company”	4.1(a)(1)
“Suspended Covenants”	3.19(a)
“Suspension Period”	3.19(b)

SECTION 1.3.                                Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4.                  Rules of Construction.  Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)                                 “or” is not exclusive;

(4)                                 “including” means including without limitation;

(5)                                 words in the singular include the plural and words in the plural include the singular;

(6)                                 “will” shall be interpreted to express a command;

(7)                                 all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(8)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(9)                                 unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.¶

SECTION 1.5.                                Limited Condition Acquisitions.  Notwithstanding anything in this Indenture to the contrary, when calculating the Fixed Charge Coverage Ratio, Consolidated Total Leverage Ratio, consolidated Senior Priority Secured Leverage Ratio or Consolidated Total Secured Leverage Ratio in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Restricted Parent Guarantor, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable reference period, and, for the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Restricted Parent Guarantor or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition and the Restricted Parent Guarantor has elected to test such ratios on the date the definitive agreements for such Limited Condition Acquisition are entered into, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratio shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Restricted Parent Guarantor elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions shall be deemed to have occurred on the date the definitive agreements are entered into and outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

ARTICLE II

THE NOTES

SECTION 2.1.                                Form, Dating and Terms.

(a)                                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Initial Notes issued on the date hereof will be in an aggregate principal amount of $[•].  In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein).  Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Issuer shall set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(A)                               the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(B)                               the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue;

provided further that in connection with the payment of PIK Interest, the Issuer may, without the consent of the Holders (and without regard to any restrictions or limitations set forth in Sections 3.2 and 3.6 hereof), increase the outstanding principal amount of the Notes or issue PIK Notes. Unless the context requires otherwise, references to “Notes” for all purposes under this Indenture include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of a PIK Payment.

In authenticating and delivering Additional Notes (including any increase in the outstanding principal amount thereof as the result of a PIK Payment and any PIK Notes), the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes (including any any increase in the outstanding principal amount thereof as the result of a PIK Payment and any PIK Notes) shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes and the Additional Notes (including any increase in the outstanding principal amount thereof as the result of a PIK Payment and any PIK Notes) will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes (including any increase in the outstanding principal amount thereof as the result of a PIK Payment and any PIK Notes) shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes. If any Additional Notes are issued, the Issuer shall prepare and the Trustee or Collateral Agent, as applicable, shall execute a joinder to the Intercreditor Agreement if required by the terms of the Intercreditor Agreement.

On any Interest Payment Date on which the Issuer pays PIK Interest with respect to a Global Note, after receipt of an Issuer Order (as defined in Section 2.2 below) the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant record date, for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any Interest Payment Date on which the Issuer pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant interest record date for such Interest Payment Date, shall be rounded up to the nearest $1.00.

(b)                                 The Initial Notes are being offered and sold by the Issuer pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act pursuant to that certain plan of arrangement pursuant to section 192 of the CBCA, as amended, restated, varied, modified or supplemented, from time to time, in accordance with the terms therein and restructuring support agreement among the Restricted Parent Guarantor, Essar Global Fund Limited and an ad hoc group of the Restricted Parent Guarantor’s unsecured noteholders (such ad hoc group, the “Ad Hoc Committee”), dated July 24, 2014 (together with all exhibits and attachments thereto).  Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Notes shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section  2.1(e) (the “Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The principal of (and premium, if any), interest on and any Additional Amounts in respect of the Notes shall be payable at the office or agency of Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, interest and any Additional Amounts) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, interest and any Additional Amounts) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section  (e).  The Issuer shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)                                  Denominations.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, except after a PIK Payment, the Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(d)                                 [Reserved].

(e)                                  Global Note Legend.  Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f)                                   [Reserved].

(g)                                  Book-Entry Provisions.  (i)  This Section 2.1(g) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1)                                 Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth  in Section 2.1(e).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 2.1(g)(4) and 2.1(h).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)                                 Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)                                 In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)                                 In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)                                 The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)                                 Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h)                                 Definitive Notes.  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Note and the Issuer fails to appoint a successor depositary within 90 days of such notice, or (B) there shall have occurred and be continuing an Event of Default with respect to the Notes under this

Indenture and DTC shall have requested the issuance of Definitive Notes.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A) or (B) of the preceding sentence, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes.  If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)                                 Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(e).

(2)                                 If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)                                 If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

SECTION 2.2.                                Execution and Authentication.  One Officer shall sign the Notes for the Issuer by manual, facsimile or PDF signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:  (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $[•], (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”) and (4) PIK Notes.  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated, amalgamated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.                                Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee in writing of the name and address of each such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.  The Issuer initially appoints the Trustee as the Registrar and Paying Agent for the Notes and the Issuer may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4.                                Paying Agent to Hold Money in Trust.  Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on and any Additional Amounts in respect of any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest or Additional Amounts when due.  The Issuer shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts in respect of the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Issuer, the Restricted Parent Guarantor or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer, the Restricted Parent Guarantor or a Subsidiary) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.                                Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer shall otherwise comply with TIA Section 312(a).

SECTION 2.6.                                Transfer and Exchange.

(a)                         A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph. All orders and instructions required to be submitted to the Registrar or the Issuer pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic means. Notwithstanding the foregoing, where the Trustee is the Registrar, transfers and exchanges must comply with the then current policies of the Trustee and the Securities Transfer Act (Ontario). The Trustee acting as Registrar shall not act upon facsimile or other electronic means of order or instruction unless electronic instructions are provided through the Depository System.

(b)                         [Reserved].

(c)                          [Reserved].

(d)                         [Reserved].

(e)                          [Reserved].

(f)                           Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)                          Obligations with Respect to Transfers and Exchanges of Notes.  To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on and any Additional Amounts in respect of such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)                         No Obligation of the Trustee.  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.  Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.                                [Reserved]

SECTION 2.8.                                [Reserved]

SECTION 2.9.                                [Reserved]

SECTION 2.10.                         [Reserved]

SECTION 2.11.                         Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12.                         Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding.  A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, accrued interest and any Additional Amounts payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13.                         Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14.                         Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14.  The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15.                         Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a).  Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)                                 The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.                         CUSIP and ISIN Numbers.  The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.17.                         Joint and Several Liability.  Except as otherwise expressly provided herein, the Issuer and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Collateral Documents.

ARTICLE III

COVENANTS

SECTION 3.1.                                Payment of Notes.  The Issuer shall promptly pay the principal of, premium, if any, and interest on and any Additional Amounts payable in respect of the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, interest and any Additional Amounts shall be considered paid on the date due if by 10:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, interest and any Additional Amounts then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.  PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the applicable Notes, in each case in an amount equal to the amount of the applicable PIK Interest in accordance with this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 3.2.                                Limitation on Indebtedness.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Restricted Parent Guarantor and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Restricted Parent Guarantor and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom) and any Incurrence of Indebtedness by a Non-Guarantor pursuant to Section 3.2(b)(5), more than an aggregate of the greater of (a) $25 million and (b) 1.5% of Total Assets of Indebtedness of Non-Guarantors would be outstanding pursuant to Section 3.2 (a) and Section 3.2(b)(5).

(b)                                 Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1)                                  Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $475 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)                                 Guarantees by the Restricted Parent Guarantor or any Restricted Subsidiary of Indebtedness of the Restricted Parent Guarantor or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3)                                 Indebtedness of the Restricted Parent Guarantor owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Restricted Parent Guarantor or any Restricted Subsidiary; provided, however, that:

(i)                  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Restricted Parent Guarantor or a Restricted Subsidiary of the Restricted Parent Guarantor; and

(ii)               any sale or other transfer of any such Indebtedness to a Person other than the Restricted Parent Guarantor or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be;

(4)                                 Indebtedness represented by (i) the Notes (other than any Additional Notes) and any Guarantee thereof, including any PIK Notes issued as PIK Interest in accordance with this Indenture and any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to Section 3.2(b)(1), (3) and (4)(v)) outstanding on the Issue Date, (iii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clauses (5) or (10) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), (iv) Management Advances and (v) the Senior Priority Notes (including any guarantees thereof and excluding for the avoidance of doubt any additional notes related thereto);

(5)                                 Indebtedness of (x) the Restricted Parent Guarantor or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Restricted Parent Guarantor or any Restricted Subsidiaries or merged into or consolidated with the Restricted Parent Guarantor or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(i)                  the Restricted Parent Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a), or

(ii)               the Fixed Charge Coverage Ratio of the Restricted Parent Guarantor and the Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation;

provided, further, that any Indebtedness Incurred or issued by or otherwise acquired by or in respect of a Non-Guarantor pursuant to this clause (5), after giving effect to such Incurrence (including a pro forma application of the net proceeds therefrom) and any Incurrence of Indebtedness by a Non-Guarantor pursuant to the first paragraph of this covenant, shall not exceed the greater of (a) $25 million and (b) 1.5% of Total Assets of Indebtedness of Non-Guarantors.

(6)                                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)                                 (i) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (i) $50 million and (ii) 3.0% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof; and (ii) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations with respect to the lease, purchase, repair, and improvement to blast furnaces and any related equipment or components in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ii) and then outstanding, does not exceed $150 million and any Refinancing Indebtedness in respect thereof;

(8)                                 Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Restricted Parent Guarantor or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iv) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (v) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)                                 Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Restricted Parent Guarantor and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Restricted Parent Guarantor and its Restricted Subsidiaries in connection with such disposition;

(10)                          Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Restricted Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Restricted Parent Guarantor, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Restricted Parent Guarantor and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Restricted Parent Guarantor or any Restricted Subsidiary makes a Restricted Payment;

(11)                          [Reserved];

(12)                          Indebtedness consisting of promissory notes issued by the Restricted Parent Guarantor or any of its Subsidiaries to any current or former employee, director or consultant of the Restricted Parent Guarantor any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Restricted Parent Guarantor or any Parent Entity that is permitted by Section 3.3;

(13)                          Indebtedness of the Restricted Parent Guarantor or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(14)                          (i) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (14)(i) and then outstanding, will not exceed the greater of (a) $50 million and (b) 3.00% of Total Assets; and (ii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (14)(ii) and then outstanding, in the amount of $50 million; provided that for purposes of this subclause (ii) on the date of such Incurrence and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio would be no greater than 3.00 to 1.00; and any Refinancing Indebtedness thereof;

(15)                          Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Restricted Parent Guarantor or any Restricted Subsidiary in an aggregate principal amount not to exceed $50 million at any time outstanding; and

(16)                          Permitted Shareholder Loans in an aggregate outstanding principal amount not to exceed $50 million.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)                                 subject to Section 3.2(c)(3), in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Restricted Parent Guarantor, in its sole discretion, will be entitled to classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 3.2(a) or (b);

(2)                                 subject to Section 3.2(c)(3), additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3)                                 all Indebtedness outstanding on the Issue Date under the Credit Agreements shall be deemed to have been incurred on the Issue Date under Section 3.2(b)(1) and may not be reclassified at any time pursuant to clause (1) or (2) of this Section 3.2(c);

(4)                                 In the case of any Refinancing Indebtedness permitted under clause (7), (10), (11) or (14) of Section 3.2(b) or any portion thereof, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and such Refinancing Indebtedness shall be deemed permitted thereunder, without duplication of amounts otherwise permitted;

(5)                                 Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)                                 if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11) or (14) of Section 3.2(b) or Section 3.2(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)                                 the principal amount of any Disqualified Stock of the Restricted Parent Guarantor or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)                                 Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and

(9)                                 the amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(d)                                 Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

(e)                                  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Restricted Parent Guarantor as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Restricted Parent Guarantor shall be in default of this Section 3.2).

(f)                                   Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Restricted Parent Guarantor or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g)                                  The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.¶

(h)                                 This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

SECTION 3.3.                                Limitation on Restricted Payments.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution on or in respect of the Restricted Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Restricted Parent Guarantor or any Restricted Subsidiary) except:

(i)                  dividends or distributions payable in Capital Stock of the Restricted Parent Guarantor (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Restricted Parent Guarantor; and

(ii)               dividends or distributions payable to the Restricted Parent Guarantor or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Restricted Parent Guarantor or another Restricted Subsidiary on no more than a pro rata basis);

(2)                                 purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Restricted Parent Guarantor or any Parent Entity held by Persons other than the Restricted Parent Guarantor or a Restricted Subsidiary;

(3)                                 purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4)                                 make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Restricted Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment:

(i)                  a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii)               the Restricted Parent Guarantor is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)            the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Section 3.3(b)(1) (without duplication), (10) and (11), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A)                               50% of Consolidated Net Income of the Restricted Parent Guarantor for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing on October 1, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Restricted Parent Guarantor are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)                               100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Restricted Parent Guarantor from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) to bona fide third parties other than Affiliates of the Restricted Parent Guarantor subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Restricted Parent Guarantor by bona fide third parties other than Affiliates of the Restricted Parent Guarantor subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Restricted Parent Guarantor or any Subsidiary of the Restricted Parent Guarantor for the benefit of its employees to the extent funded by the Restricted Parent Guarantor or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C)                               100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Restricted Parent Guarantor or any Restricted Subsidiary from the issuance or sale (other than (i) to the Restricted Parent Guarantor, (ii) a Restricted Subsidiary or an employee stock ownership plan or trust established by the Restricted Parent Guarantor or any Subsidiary of the Restricted Parent Guarantor for the benefit of their employees to the extent funded by the Restricted Parent Guarantor or any Restricted Subsidiary or (iii) to an Affiliate of the Restricted Parent Guarantor) by the Restricted Parent Guarantor or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Restricted Parent Guarantor (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Restricted Parent Guarantor or any Restricted Subsidiary upon such conversion or exchange;

(D)                               100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Restricted Parent Guarantor, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Restricted Parent Guarantor or a Restricted Subsidiary) of Restricted Investments made by the Restricted Parent Guarantor or any Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Restricted Parent Guarantor or any Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Restricted Parent Guarantor or any Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Restricted Parent Guarantor or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(E)                                in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Restricted Parent Guarantor or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Restricted Parent Guarantor or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Restricted Parent Guarantor at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

(b)                                 Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)                                 the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;

(2)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Restricted Parent Guarantor (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Restricted Parent Guarantor; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(4)(iii);

(3)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Restricted Parent Guarantor or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Restricted Parent Guarantor or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)                  from Net Available Cash to the extent permitted under Section 3.5, but only if the Restricted Parent Guarantor shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii)               to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Restricted Parent Guarantor shall have first complied with the terms described under Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)            consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Restricted Parent Guarantor or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Restricted Parent Guarantor or of any Parent Entity held by any future, present or former employee, director or consultant of the Restricted Parent Guarantor, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $3.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)                  the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Restricted Parent Guarantor and, to the extent contributed to the capital of the Restricted Parent Guarantor (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Restricted Parent Guarantor any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(4)(iii); plus

(ii)               [Reserved]; less

(iii)            the amount of any Restricted Payments made in previous calendar years pursuant to clause (i) of this clause (6);

and provided further that cancellation of Indebtedness owing to the Restricted Parent Guarantor or any Restricted Subsidiary from members of management, directors, employees or consultants of the Restricted Parent Guarantor or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Restricted Parent Guarantor or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7)                                 the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8)                                 purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)                                 dividends, loans, advances or distributions to any Parent Entity or other payments by the Restricted Parent Guarantor or any Restricted Subsidiary in amounts equal to (without duplication):

(i)                  the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(ii)               amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.8(b)(2), (3), (5), (11) and (12);

(10)                          the declaration and payment by the Restricted Parent Guarantor of, dividends on the common stock or common equity interests of the Restricted Parent Guarantor or any Parent Entity

following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to the Restricted Parent Guarantor in or from any public offering in any fiscal year;

(11)                          payments by the Restricted Parent Guarantor, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Restricted Parent Guarantor or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)                          Restricted Payments that are made with Excluded Contributions;

(13)                          (i) the declaration and payment of dividends on Designated Preferred Stock of the Restricted Parent Guarantor issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Restricted Parent Guarantor or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Restricted Parent Guarantor), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Restricted Parent Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14)                          dividends or other distributions of Capital Stock of, or Indebtedness owed to the Restricted Parent Guarantor or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)                          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16)                          [Reserved];

(17)                          so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount at any time outstanding made not to exceed $5  million;

(18)                          so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment;

(19)                          so long as no Default or Event of Default has occurred and is continuing (or would result from), any Restricted Payments made by the Restricted Parent Guarantor or any Restricted Subsidiary; provided that, immediately after giving pro forma effect thereto and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment or any other concurrent transaction, the Consolidated Total Leverage Ratio would be no greater than 2.00 to 1.00; and

(20)                          so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), cash dividends with respect to the then outstanding Class A 9.00% Convertible Preferred Shares so long as giving pro forma effect thereto the Consolidated Total Leverage Ratio would be no greater than 3.00 to 1.00 in an aggregate amount not to exceed $15 million.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (20) of Section 3.3(b), or is permitted pursuant to Section 3.3(a), the Restricted Parent Guarantor will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 3.3.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Restricted Parent Guarantor acting in good faith.

SECTION 3.4.                                Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Restricted Parent Guarantor or any Restricted Subsidiary;

(2)                                 make any loans or advances to the Restricted Parent Guarantor or any Restricted Subsidiary; or

(3)                                 sell, lease or transfer any of its property or assets to the Restricted Parent Guarantor or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Restricted Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Restricted Parent Guarantor or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 Section 3.4(a) shall not prohibit:

(1)                                 any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)                                 this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees;

(3)                                 any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Restricted Parent Guarantor or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Restricted Parent Guarantor or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Restricted Parent Guarantor or was merged, consolidated or otherwise combined with or into the Restricted Parent Guarantor or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Restricted Parent Guarantor or any Restricted Subsidiary when such Person becomes the Successor Company;

(4)                                 any encumbrance or restriction:

(i)                  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii)               contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Restricted Parent Guarantor or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(iii)            pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Restricted Parent Guarantor or any Restricted Subsidiary;

(5)                                 any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(6)                                 any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Restricted Parent Guarantor or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)                                 customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(8)                                 encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9)                                 any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10)                          any encumbrance or restriction pursuant to Hedging Obligations;

(11)                          other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Non-Guarantors party thereto or their Subsidiaries;

(12)                          restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility;

(13)                          any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreements and the Senior Priority Notes, together with the security documents associated therewith as in effect on the Issue Date or (ii) either (A) the Restricted Parent Guarantor determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(14)                          any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(15)                          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this Section 3.4(b) or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this Section 3.4(b) or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

SECTION 3.5.                                Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)                                 the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Restricted Parent Guarantor (or in the case of an Asset Disposition to an Affiliate involving aggregate value in excess of $30 million, an Independent Financial Advisor) of the shares and assets subject to such Asset Disposition;

(2)                                 in any such Asset Disposition, or series of related Asset Dispositions, 100% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                 an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(i)                  to the extent the Restricted Parent Guarantor or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Restricted Parent Guarantor or any Restricted Subsidiary) or any Senior Priority Obligations, including Indebtedness under the Credit Agreements or the Senior Priority Notes (or any Refinancing Indebtedness in respect thereof) within 360 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Restricted Parent Guarantor or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent the Issuer redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (B), the Issuer shall equally and ratably reduce the Notes Obligations as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; provided further, that, in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness other than Senior Priority Obligations, Notes Obligations or Pari Passu Indebtedness of the Issuer or a Guarantor secured by a Lien on such Collateral; and/or

(ii)               to the extent the Restricted Parent Guarantor or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Restricted Parent Guarantor or another Restricted Subsidiary) within 360 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Cash Proceeds from the date of such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Restricted Parent Guarantor or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Excess Proceeds; and

(4)                                 if such Asset Disposition involves the disposition of Collateral, the Restricted Parent Guarantor or such Subsidiary has complied with the provisions of this Indenture and the Collateral Documents;

provided that, pending the final application of any such Net Available Cash in accordance with clause (i) or clause (ii) in Section 3.5(a)(3), the Restricted Parent Guarantor and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b)                                 Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture.  On the 361st day after an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds (i) $15 million, in the case of a single transaction or a series of related transactions, or (ii) $30 million aggregate amount in any fiscal year, the Issuer will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof (or $1.00 if a PIK Payment has been made).  The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice.

(c)                                  To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination.  Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)                                 To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

(e)                                  For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(i)                  the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Restricted Parent Guarantor or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor or Indebtedness or liabilities incurred in contemplation of such Asset Disposition) and the release of the Restricted Parent Guarantor or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)               securities, notes or other obligations received by the Restricted Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Restricted Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)            Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Restricted Parent Guarantor and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; and

(iv)           consideration consisting of Indebtedness of the Restricted Parent Guarantor (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Restricted Parent Guarantor or any Restricted Subsidiary.

(f)                                   [Reserved].

(g)                                  [Reserved].

(h)                                 The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

SECTION 3.6.                                Limitation on Liens.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, create, Incur or permit to exist any Lien (except Permitted Liens) (each an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Restricted Parent Guarantor or any Subsidiary Guarantor, unless:

(1)                                 In the case of Initial Liens securing Collateral, such Initial Lien is a Permitted Lien; or

(2)                                 In the case of Initial Liens on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such

Initial Lien until such time as such obligations are no longer secured by a Lien or (ii) such Initial Lien is a Permitted Lien.

(b)                                 Any Lien created for the benefit of the Holders of the Notes pursuant to Section 3.6(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c)                                  With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.                                Limitation on Guarantees.

(a)                                 The Restricted Parent Guarantor (a) will not permit any Wholly Owned Subsidiary that is a Restricted Subsidiary (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Restricted Parent Guarantor or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, either Credit Agreement), other than a Guarantor, to (i) Guarantee the payment of any Indebtedness of the Issuer or any Guarantor or (ii) incur any Indebtedness under any Credit Agreement or the Senior Priority Notes or any Refinancing Indebtedness in respect thereof and (b) will not permit any other Restricted Subsidiary to Guarantee the payment of any Indebtedness under any Credit Agreement and/or the Senior Priority Notes or any Refinancing Indebtedness in respect thereof, in each case, unless:

(1)                                 such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to this Indenture providing for a senior Note Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee and (ii) executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Note Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2)                                 such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Restricted Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture; and

(3)                                 such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(i)                  such Note Guarantee has been duly executed and authorized; and

(ii)               such Note Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b)                                 The Restricted Parent Guarantor may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described in this Section 3.7.

(c)                                  If any Guarantor becomes an Immaterial Subsidiary, the Restricted Parent Guarantor shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirements described in Section 3.7(a) that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreements, the Senior Priority Notes (or any Refinancing Indebtedness in respect thereof) or other Indebtedness of the Issuer or the other Guarantors, unless it again becomes a Guarantor.

SECTION 3.8.                                Limitation on Affiliate Transactions.

(a)                                 The Restricted Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Restricted Parent Guarantor (an “Affiliate Transaction”) involving aggregate value in excess of $15 million unless:

(1)                                 the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(2)                                 in the event such Affiliate Transaction involves an aggregate value in excess of $30 million and is in the ordinary course of business, the terms of such transaction have been approved by a majority of the members of the Board of Directors;

(3)                                 in the event such Affiliate Transaction involves an aggregate value in excess of $30 million and is not in the ordinary course of business, the terms of such transaction have been approved by an Independent Financial Advisor; and

(4)                                 in any such Affiliate Transaction, or series of related Affiliate Transactions, 100% of the consideration from such Affiliate Transaction received by the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including receivables and payables to be settled in cash or Cash Equivalents).

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)                                 Section 3.8(a) shall not apply to:

(1)                                 any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;

(2)                                 any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Restricted Parent Guarantor , any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business;

(3)                                 any Management Advances and any waiver or transaction with respect thereto;

(4)                                 any transaction between or among the Restricted Parent Guarantor and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)                                 the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Restricted Parent Guarantor or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)                                 the entry into and performance of obligations of the Restricted Parent Guarantor or any Restricted Subsidiary under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;

(7)                                 any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(8)                                 transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Restricted Parent Guarantor or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Restricted Parent Guarantor or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)                                 any transaction between or among the Restricted Parent Guarantor or any Restricted Subsidiary and any Affiliate of the Restricted Parent Guarantor or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Restricted Parent Guarantor or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)                          issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Restricted Parent Guarantor or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Restricted Parent Guarantor or any Restricted Subsidiary;

(11)                          (i) payments by the Restricted Parent Guarantor or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring, refinancing, subsequent transaction exit fees, advisory fees and related expenses and (ii) customary payments by the Restricted Parent Guarantor or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

(12)                          payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Restricted Parent Guarantor and its Subsidiaries;

(13)                          the Transactions and the payment of all fees and expenses related to the Transactions;

(14)                          transactions involving an aggregate value not in excess of $30 million in which the Restricted Parent Guarantor or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Restricted Parent Guarantor or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)                          the existence of, or the performance by the Restricted Parent Guarantor or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Restricted Parent Guarantor or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16)                          any purchases by the Restricted Parent Guarantor’s Affiliates of Indebtedness or Disqualified Stock of the Restricted Parent Guarantor or any Restricted Subsidiary the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Restricted Parent Guarantor’s Affiliates; provided that such purchases by the Restricted Parent Guarantor’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s or the Restricted Parent Guarantor’s Affiliates;

(17)                          payments by the Restricted Parent Guarantor (and any Parent Entity) and any Restricted Subsidiary pursuant to any tax sharing agreements in respect of “Related Taxes” among the Restricted Parent Guarantor (and any such Parent Entity) and any Restricted Subsidiary on customary terms to the extent attributable to the ownership or operation of the Restricted Parent Guarantor and its Subsidiaries;

(18)                          transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 3.20; and

(19)                          Permitted Shareholder Loans;

provided that in any such Affiliate Transaction, or series of related Affiliate Transactions, 100% of the consideration from such Affiliate Transaction received by the Restricted Parent Guarantor or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including receivables and payables to be settled in cash or Cash Equivalents).

Notwithstanding the foregoing, the Restricted Parent Guarantor’s and/or its Restricted Subsidiaries’ aggregate liability in respect of trade advances by EGFL and its Affiliates (other than the Restricted Parent Guarantor and its Restricted Subsidiaries) to the Restricted Parent Guarantor and/or its Restricted Subsidiaries shall not exceed $25.0 million in the aggregate at any one time outstanding.

SECTION 3.9.                                Change of Control.

(a)                                 If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes under Section 5.7, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.9 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date.  Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:

(1)                                 that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)                                 the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)                                 that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                                 that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)                                 if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)                                 the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b)                         On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)                                 accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)                                 deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)                                 deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)                                  The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.  Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)                                 If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(e)                                  The Issuer will comply, to the extent applicable, with the requirements of Canadian Securities Legislation and Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.10.                         Reports.

(a)                                 So long as any Notes are outstanding, the Restricted Parent Guarantor shall furnish to the Trustee and, upon request, to Holders, a copy of all of the information and reports referred to below:

(1)                                 within 120 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Restricted Parent Guarantor were then subject to SEC reporting requirements as a non-accelerated filer), annual audited consolidated financial statements of the Restricted Parent Guarantor that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Restricted Parent Guarantor had been a reporting company under the Exchange Act for such fiscal year including a “Managements Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by the Restricted Parent Guarantor’s independent registered public accounting firm (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum);

(2)                                 within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Restricted Parent Guarantor were then subject to SEC reporting requirements as a non-accelerated filer), unaudited consolidated financial statements that would have been required to be contained in a Quarterly Report on Form 10Q under the Exchange Act if the Restricted Parent Guarantor had been a reporting company under the Exchange Act for the interim period as of, and for the period ending on, the end of such fiscal quarter including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum); and

(3)                                 within the time period specified for filing current reports on Form 6-K by the SEC, current reports containing information substantially similar to the information that would be required to be filed in a report on 6-K under the Exchange Act as in effect on the Issue Date.

Notwithstanding the foregoing, (a) the Restricted Parent Guarantor will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (b) such reports will not be required to contain the separate financial statements or other information contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, and (d) such reports shall not be required to present compensation or beneficial ownership information; provided that, the Restricted Parent Guarantor shall provide the revenues, EBITDA, net income, assets and liabilities of the Guarantors and the Non-Guarantors separately.

For purposes of this covenant, Restricted Parent Guarantor, the Issuer and the other Guarantors will be deemed to have made such reports available to the Trustee, the Holders, and prospective investors as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system, with the securities commissions in Canada via the SEDAR filing system, or such reports are otherwise publicly available.

(b)                                 Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 3.10(a), the Restricted Parent Guarantor shall also post copies of such information required by Section 3.10(a) on a website (which may be non-public and may be maintained by the Restricted Parent Guarantor or a third party) to which access will be given to Holders, prospective investors in the Notes that certify their status as such to the reasonable satisfaction of the Restricted Parent Guarantor), and securities analysts and market making financial institutions that are reasonably satisfactory to the Restricted Parent Guarantor.

(c)                                  For so long as the Restricted Parent Guarantor has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required to be provided by this Section 3.10 will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Restricted Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Restricted Parent Guarantor.

(d)                                 The Restricted Parent Guarantor will also hold quarterly conference calls for the Holders to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Restricted Parent Guarantor’s equity investors and analysts).  The conference call shall be following the last day of each fiscal quarter of the Restricted Parent Guarantor and not later than 10 Business Days from the time that the Restricted Parent Guarantor distributes the financial information as set forth in Section 3.10(b).  No fewer than two days prior to the conference call, the Restricted Parent Guarantor will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(e)                                  Notwithstanding anything to the contrary set forth in this Section 3.10, if the Restricted Parent Guarantor or any Parent Entity has furnished to the Holders and filed with the SEC the reports described in the preceding paragraphs with respect to the Restricted Parent Guarantor or any Parent Entity (including any consolidated financial information required by Regulation S-X relating to the Restricted Parent Guarantor), the Restricted Parent Guarantor shall be deemed to be in compliance with the provisions of this Section 3.10; provided that, such information with respect to any Parent Entity is accompanied by consolidating information that explains in reasonable detail (including select quantitative metrics) the differences between the information relating the Parent Entity (and any of its subsidiaries that are not the Restricted Parent Guarantor or any of the Restricted Parent Guarantor’s subsidiaries), on the one hand, and the information relating to the Restricted Parent Guarantor and its Subsidiaries on a standalone basis, on the other hand.

(f)                                   Delivery under this Section 3.10 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or the Restricted Parent Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.11.                         Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes will be payable at the office or agency of the Issuer maintained for such purpose and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, 246 Goose Lane, Suite 105, Guilford, Connecticut, 06437, Attention: 1839688Essar Steel Algoma Junior Notes Administrator, shall be such office or agency of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes.  The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of the Trustee shall not be an office or agency of the Issuers for service of legal process on the Issuers or Guarantors, which office or agency shall be as set forth in Section 13.21.

SECTION 3.12.                         Corporate Existence.  Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Restricted Parent Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Restricted Parent Guarantor shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Restricted Parent Guarantor determines that the preservation thereof is no longer desirable in the conduct of the business of the Restricted Parent Guarantor and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.13.                         Payment of Taxes.  The Restricted Parent Guarantor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material Taxes, assessments and governmental charges levied or imposed upon the Restricted Parent Guarantor or any of its Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer), are being maintained in accordance with IFRS or where the failure to effect such payment will not be disadvantageous in any material respect to the Holders.

SECTION 3.14.                         Payments for Consent.  The Restricted Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Note Guarantees unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 3.15.                         Compliance Certificate.  The Restricted Parent Guarantor shall deliver to the Trustee within 120 days after the end of each fiscal year of the Restricted Parent Guarantor an Officer’s Certificate, one of the signers of which shall be the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Restricted Parent Guarantor, stating that in the course of the performance by the signer of his or her duties as an Officer of the Restricted Parent Guarantor he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Restricted Parent Guarantor is taking or proposes to take with respect thereto.  The Restricted Parent Guarantor also shall comply with TIA Section 314(a)(4).

SECTION 3.16.                         Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17.                         Conduct of Business.  The Restricted Parent Guarantor will not, and will not permit any Restricted Subsidiary to, engage in any businesses other than any business conducted or proposed to be conducted by the Restricted Parent Guarantor and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or any reasonable extension thereof.

SECTION 3.18.                         Statement by Officers as to Default.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.19.                         Suspension of Certain Covenants.

(a)                                 Following the first day: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Restricted Parent Guarantor and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”).

(b)                                 If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Restricted Parent Guarantor or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.  The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c)                                  On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 3.2(a) or one of the clauses set forth in Section 3.2(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 3.2(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(iii).  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period; provided, that, no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.3 as if such Section would have been in effect during such period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a).  During the Suspension Period, any future obligation to grant further Note Guarantees shall be suspended.  All such further obligation to grant Note Guarantees shall be reinstated upon the Reversion Date.¶

(d)                                 The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

SECTION 3.20.                         Designation of Restricted and Unrestricted Subsidiaries.

(a)                                 The Board of Directors of the Restricted Parent Guarantor may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Restricted Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Restricted Parent Guarantor.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Restricted Parent Guarantor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b)                                 Any designation of a Subsidiary of the Restricted Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Restricted Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Restricted Parent Guarantor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Issuer will be in default of Section 3.2.

(c)                                  The Board of Directors of the Restricted Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Restricted Parent Guarantor; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Restricted Parent Guarantor of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.  Any such designation by the Board of Directors of the Restricted Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Restricted Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

(d)                                 Notwithstanding anything to the contrary herein, (i) on the Issue Date all of the Restricted Parent Guarantor’s Subsidiaries shall be Restricted Subsidiaries and (ii) the provisions of this Section 3.20 shall not be operative or effective until Holders of a majority in principal amount of the outstanding Notes under this Indenture amend this Indenture in accordance with the provisions of Section 9.2 to permit the provisions of this Section 3.20 to be operative and effective.

SECTION 3.21.                         Amendment of Collateral Documents.  The Restricted Parent Guarantor shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except under Articles IX and XII.

SECTION 3.22.                         After-Acquired Property.  From and after the Issue Date, upon the acquisition by the Issuer or any Guarantor of any After-Acquired Property, the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under Article XII) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such security interest in such After-Acquired Property requires the consent of a third party, the Issuer shall use commercially reasonable efforts to obtain such consent to create a security interest for the benefit of the Trustee and the Collateral Agent on behalf of the Holders; provided further, however, that if such third party does not consent to the granting of such Junior Priority security interest after the use of such commercially reasonable efforts, the Issuer or such Guarantor, as the case may be, shall not be required to provide such security interest.

SECTION 3.23.                         [Reserved].

SECTION 3.24.                         Limitation on Activities of each Holdings Entity.  Each Holdings Entity shall not (A) conduct, transfer or otherwise engage in any material business or operations; provided that the following and any activities incidental to the following shall be permitted: (i) direct ownership of all of the Capital Stock in, and management of, the Restricted Parent Guarantor and the Restricted Subsidiaries, (ii) action required by law to maintain its existence, (iii) performance of its obligations under any Credit Facility, this Indenture and its Note Guarantees, the Senior Priority Notes Indenture and its guarantee of the Senior Priority

Notes, the Collateral Documents and other agreements contemplated thereby or other debt, (iv) any public offering of its Capital Stock and (v) the payment of dividends and distributions permitted to be made under this Indenture, the making of contributions to the capital of the Restricted Parent Guarantor, the incurrence of Indebtedness permitted to be incurred under the indenture by a Holdings Entity or the Guarantee of the Indebtedness permitted to be incurred by the Restricted Parent Guarantor or any Restricted Subsidiary of a Holdings Entity under this Indenture (including operating and equipment leases that are not considered to be Indebtedness) or (B) directly or indirectly, create, Incur or permit to exist any Lien on its assets or property that secures obligations under any Indebtedness or any related guarantee on any of its assets or property unless the Guarantee of the Notes is equally and ratably secured with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien.

SECTION 3.25.                         Limitation on Activities of the Issuer. The Issuer shall not conduct, transfer or otherwise engage in any material business or operations or hold, own or otherwise have any interest in any material assets; provided that the following and any activities incidental to the following shall be permitted: (i) action required by law to maintain its existence, (ii) performance of its obligations under any Credit Facility, this Indenture, the Senior Priority Notes Indenture and its guarantee of the Senior Priority Notes, the Collateral Documents and other agreements contemplated thereby or other debt, and (iii) the payment of dividends and distributions permitted to be made under this Indenture, the payment of interest and principal on the Notes (or any Refinancing Indebtedness in respect thereof) permitted to be made under this Indenture,the making of contributions to the capital of a Restricted Subsidiary, the incurrence of Indebtedness and any related Liens permitted to be incurred under this Indenture by a Restricted Subsidiary or the Guarantee of the Indebtedness permitted to be incurred by any Restricted Subsidiary under this Indenture (including operating and equipment leases that are not considered to be Indebtedness).¶

SECTION 3.26.                         Payment of Additional Amounts.

(a)                                 All payments that the Issuer makes under or with respect to the Notes and that any Guarantor makes under or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of Canada or any other jurisdiction (i) in which the Issuer or any Guarantor is incorporated, organized or otherwise resident or doing business for tax purposes or (ii) from or through which the Issuer or any Guarantor or their paying agents makes any payment under or with respect to the Notes or any Note Guarantee, or by, in each case, any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law. If the Issuer or any Guarantor or any other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction in respect of any payment made under or with respect to the Notes or any Note Guarantee, the Issuer or such Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including any withholding or deduction attributable to the Additional Amounts) will be not less than the amount the beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

(b)                                 Neither the Issuer nor any Guarantor will, however, pay Additional Amounts to a Holder or beneficial owner of Notes in respect or on account of:

(1)                                 any Tax that would not have been imposed or levied by a Relevant Taxing Jurisdiction, but for the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than any connection arising solely from the acquisition, ownership or disposition of the Notes, the receipt of payments under or with respect to such Notes or a Note Guarantee or the exercise or enforcement of rights under or with respect to the Notes or any Note Guarantee);

(2)                                 any Tax imposed by reason of a Holder, beneficial owner or any other recipient of a payment being a Person with whom the Issuer or any Guarantor does not deal at arm’s length for purposes of the Income Tax Act (Canada);

(3)                                 any Tax that is imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder or beneficial owner (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request, and in all events at least 30 calendar days before the relevant date on which payment under or with respect to the Notes or any Note Guarantee is due and payable) to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case only to the extent that the Holder or beneficial owner, as the case may be, is legally eligible to provide such certification;

(4)                                 any estate, inheritance, gift, sales, transfer or similar Taxes;

(5)                                 any Tax imposed on or with respect to any payment by the Issuer or a Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note, provided that there is no material cost or material commercial or legal restriction to transferring the Notes to the beneficiary, partner or other beneficial owner and only to the extent such Tax is imposed more than 90 days after the Issuer notifies such Holder of the imposition of such Tax and requests the Holder to make such a transfer; or

(6)                                 any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or Holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period.

(c)                                  The Issuer and each Guarantor, if they are the applicable withholding agents, will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(d)                                 Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of the Notes in respect of any amount payable under the Notes to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Issuer will pay to the Holder an amount equal to such Tax within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes.

(e)                                  At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer and any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information (other than the identities of Holders and beneficial owners) necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners on the relevant payment date. The Issuer will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing payment of such Additional Amounts.

(f)                                   The Issuer or the relevant Guarantor will take reasonable efforts to furnish to the Trustee or a Holder within a reasonable time certified copies of tax receipts evidencing the payment by the Issuer or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction. If, notwithstanding the reasonable efforts of the Issuer or such Guarantor to obtain such receipts, the same are not obtainable, then the Issuer or such Guarantor will provide such Holder with other evidence reasonably satisfactory to the Holder of such payment by the Issuer or such Guarantor.

(g)                                  The Issuer and each Guarantor will pay any present or future stamp, issue, registration, court documentation, excise or property Taxes or other similar Taxes imposed by any Relevant Taxing Jurisdiction in respect of any payment under or with respect to the Notes or any Note Guarantee, the execution, issue, delivery or registration of the Notes, any Note Guarantee or the Indenture or any other document or instrument referred to thereunder and any such Taxes imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Note Guarantee or this Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes.

(h)                                 The preceding provisions will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Guarantor is organized, incorporated or otherwise resident or doing business for tax purposes or any jurisdiction from or through which such person (or its paying agent) makes any payment under or with respect to the Notes or any Note Guarantee, and in each case any political subdivision or taxing authority or agency thereof or therein.

(i)                                     Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes (including payments thereof made pursuant to any Note Guarantee), such reference includes the payment of Additional Amounts, if applicable.¶

(j)                                    The Trustee shall have no duty to determine whether any Additional Amounts are payable or to calculate or verify the Issuer’s calculation of any Additional Amounts.

ARTICLE IV

SUCCESSOR ISSUER; SUCCESSOR PARENT; SUCCESSOR PERSON

SECTION 4.1.                                Merger and Consolidation.

(a)                                 Each of the Issuer and the Restricted Parent Guarantor will not consolidate with, amalgamate or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)                                 the resulting, surviving, continuing or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the Canada, the United States of America, any State of the United States or the District of Columbia or any Province of Canada (or, to the extent the Collateral securing the Notes and the Note Guarantees thereof is not materially impaired thereby, any member of the European Union) at the time of the supplemental indenture and the Successor Company (if not the Issuer or the Restricted Parent Guarantor) will expressly assume, by supplemental indenture and amendments or supplements to the Collateral Documents, executed and delivered to the Trustee and the Collateral Agent, in form satisfactory to the Trustee and the Collateral Agent, all the obligations of the Issuer or the Restricted Parent Guarantor, as applicable, under the Notes or the Note Guarantees, as applicable, and this Indenture and the Collateral Documents and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)                                 immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                 immediately after giving effect to such transaction, either (i) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (ii) the Fixed Charge Coverage Ratio of the Issuer, the Restricted Parent Guarantor and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction;

(4)                                 the Issuer or the Restricted Parent Guarantor, as appropriate, shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture and amendments or supplements to the Collateral Documents (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture and amendments or supplements to the Collateral Documents (if any) have been duly authorized, executed and delivered and are legal, valid and binding agreements enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee and the Collateral Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3); and

(5)                                 any security interests granted to the Collateral Agent and/or the Trustee for the benefit of the Holders of the Notes in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such amalgamation or merger (including no additional limitations that would impact the Collateral Agent’s or the Trustee’s ability to realize upon the Collateral in any material respect) and all actions required to maintain said perfected status have been or will be promptly taken, in each case as required by the Indenture.

(b)                                 For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or the Restricted Parent Guarantor, which properties and assets, if held by the Issuer or the Restricted Parent Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or the Restricted Parent Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or the Restricted Parent Guarantor.

(c)                                  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Restricted Parent Guarantor, as applicable, under the Notes or the Note Guarantees, as applicable, this Indenture and the Collateral Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Notes or the Note Guarantees, as applicable, this Indenture or the Collateral Documents.

(d)                                 [Reserved]

(e)                                  Notwithstanding Section 4.1(a)(2), (a)(3) and (a)(4) (which do not apply to transactions referred to in this sentence), (i) any Restricted Subsidiary of the Restricted Parent Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or the Restricted Parent Guarantor, (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary that is a Guarantor or an Issuer and (iii) any Restricted Subsidiary that is not a Guarantor or an Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.  Notwithstanding Section 4.1(a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Issuer or the Restricted Parent Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Restricted Parent Guarantor, reincorporating the Issuer or the Restricted Parent Guarantor in another jurisdiction, or changing the legal form of the Issuer or the Restricted Parent Guarantor.

(f)                                   The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Restricted Parent Guarantor.

(g)                                  No Subsidiary Guarantor may

(1)                                 consolidate with or merge with or into any Person, or

(2)                                 sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)                                 permit any Person to merge with or into the Subsidiary Guarantor, unless

(i)                  the other Person is the Issuer, the Restricted Parent Guarantor or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(ii)               (A)  either (x) a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under its Guarantee of the Notes, this Indenture and the Collateral Documents; and

(B)                               immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)            the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Issuer, the Restricted Parent Guarantor or a Restricted Subsidiary) otherwise permitted by this Indenture.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.                                Notices and Opinions to Trustee.  If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days (or, in the case of any redemption pursuant to Section 5.7(c), at least 15 days but not more than 30 days) before a Redemption Date, an Officer’s Certificate setting forth:

(1)                                 the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                 the Redemption Date;

(3)                                 the principal amount of Notes to be redeemed;

(4)                                 the redemption price; and¶

(5)                                 in the case of any redemption pursuant to Section 5.7(c), that the Issuer is entitled to effect such redemption and a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it).

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.¶

In the case of any redemption pursuant to Section 5.7(c), in addition to the Officer’s Certificate described in Section 5.1, the Issuer must also deliver to the Trustee a written opinion of independent legal counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuer is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.¶

The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent to such redemption, without further inquiry, in which event it will be conclusive and binding on the Holders.

SECTION 5.2.                                [Reserved]

SECTION 5.3.                                Notice of Redemption.

(a)                                 At least 30 days but not more than 60 days (or, in the case of any redemption pursuant to Section 5.7(c), at least 15 days but not more than 30 days) before a Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof; provided, however, that in the case of any redemption made pursuant to Section 5.7(c), no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)                                 the Redemption Date;

(2)                                 the redemption price;

(3)                                 the name and address of the Paying Agent;

(4)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)                                 that, unless the Issuer defaults in making such redemption payment and  interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(6)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(7)                                 that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; ¶

(8)                                 any conditions precedent to redemption (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering); and ¶

(9)                                 in the Issuer’s discretion, any option to (x) delay the Redemption Date until such time as any or all of the conditions to redemption shall be satisfied or (y) rescind the redemption offer in the event any or all of the conditions to redemption shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

SECTION 5.4.                                Effect of Notice of Redemption.  Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.  Any redemption and notice of redemption may, at the Issuer’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Change of Control (in the case of purchase pursuant to Section 3.9 hereof), as the case may be.

SECTION 5.5.                                Deposit of Redemption or Purchase Price.  Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on, all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the

Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6.                                [Reserved].

SECTION 5.7.                                Optional Redemption.

(a)                                 At any time prior to the first anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 95% of the principal amount of the Notes (excluding the principal amount of PIK Notes issued in respect of PIK Interest), plus 100% of the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date, plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

(b)                                 At any time from the first anniversary of the Issue Date to the second anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of the Notes (including the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date), plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

(c)                                  At any time following the second anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 110% of the principal amount of the Notes (including the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date), plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

(d)                                 The Issuer may, at its option, redeem the Notes, in whole but not in part in accordance with Sections 5.1 and 5.3, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Issuer determines in good faith that the Issuer is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Issuer cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(1)                                 any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is publicly announced and becomes effective after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, after the later date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture; or

(2)                                 any change in, or amendment to, the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction), which is publicly announced and becomes effective after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, after the later date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).¶

This paragraph (d) shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture

(e)                                  Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.¶

(f)                                   Any redemption pursuant to this Section 5.7  shall be made pursuant to the provisions of Sections 5.1 through 5.6.¶

SECTION 5.8.                                Mandatory Redemption¶.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9.  The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.¶

SECTION 5.9.                                [Reserved].

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.                                Events of Default.

(a)                                 Each of the following is an “Event of Default”:

(1)                                 default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)                                 default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Collateral Documents;

(4)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Restricted Parent Guarantor or any of its other Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer, the Restricted Parent Guarantor or any of its other Restricted Subsidiaries) other than Indebtedness owed to the Issuer, the Restricted Parent Guarantor or another Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)                               is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)                               results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more;

(5)                                 any Holdings Entity, the Issuer, the Restricted Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest consolidated financial statements for the Restricted Parent Guarantor and its Restricted Subsidiaries required to be delivered to the Trustee pursuant to Section 3.10 hereof), would constitute a Significant Subsidiary;

(A)                               commences a voluntary case or proceeding;

(B)                               consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)                               consents to the appointment of a Custodian of it or for substantially all of its property;

(D)                               makes a general assignment for the benefit of its creditors;

(E)                                consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)                                 takes any comparable action under any foreign laws relating to insolvency (collectively, the “bankruptcy provisions”);

(6)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against a Holdings Entity, the Issuer, the Restricted Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest consolidated financial statements for the Restricted Parent Guarantor and its Restricted Subsidiaries required to be delivered to the Trustee pursuant to Section 3.10 hereof), would constitute a Significant Subsidiary, in an involuntary bankruptcy or insolvency case or proceeding;

(B)                               appoints a Custodian of any Holdings Entity, the Issuer, the Restricted Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest consolidated financial statements for the Restricted Parent Guarantor and its Restricted Subsidiaries required to be delivered to the Trustee pursuant to Section 3.10 hereof), would constitute a Significant Subsidiary, for substantially all of its property;

(C)                               orders the winding up or liquidation of any Holdings Entity, the Issuer, the Restricted Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest consolidated financial statements for the Issuer and its Restricted Subsidiaries required to be delivered to the Trustee pursuant to Section 3.10 hereof), would constitute a Significant Subsidiary; or

(D)                               any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7)                                 failure by a Holdings Entity, the Issuer, the Restricted Parent Guarantor or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest consolidated financial statements for the Restricted Parent Guarantor and its Restricted Subsidiaries required to be delivered to the Trustee pursuant to Section 3.10 hereof) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $50 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(8)                                 any Note Guarantee ceases to be in full force and effect, other than (A) in accordance with the terms of this Indenture, (B) a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Note

Guarantee in accordance with this Indenture or (C) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $50 million; or

(9)                                 unless such Liens have been released in accordance with the provisions of the Collateral Documents, Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Issuer or the Restricted Parent Guarantor fails to cause such Guarantor to rescind such assertions within 30 days after the Issuer or the Restricted Parent Guarantor has actual knowledge of such assertions (the provisions of this clause (9), together with the defaults relating to the Collateral Documents described in clause (3), the “security default provisions”).

(b)                                                                                  Notwithstanding the foregoing, a default under Section 6.1(a)(3), (4) or (7) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and, with respect to Section 6.1(a)(3) and (7) the Issuer does not cure such default within the time specified in Section 6.1(a)(3) and (7), as applicable, after receipt of such notice.

SECTION 6.2.                                Acceleration.

(a)                                 If an Event of Default (other than an Event of Default described in Section 6.1(a)(5) and (6) with respect to any Holdings Entity, the Issuer or the Restricted Parent Guarantor) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be immediately due and payable.  Upon such a declaration, such principal, premium, accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately.

In the event of any Event of Default specified in Section 6.1(a)(4), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)                                 (x)  the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)                                 the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)                                  if the default that is the basis for such Event of Default has been cured; and

(2)                                 (a)  the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(b)                                 all existing Events of Default, except nonpayment of principal, premium, interest or Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)                                 If an Event of Default described in Section 6.1(a)(5) and (6) with respect to any Holdings Entity, the Issuer or the Restricted Parent Guarantor occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest , if any, and any Additional Amounts on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)                                  (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default shall also be cured and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by said provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

SECTION 6.3.                                Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on and any Additional Amounts in respect of the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.                                Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, interest, if any, on or any Additional Amounts in respect of a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, or any Additional Amounts that have become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, if any, premium, if any, overdue principal and any Additional Amounts, which have become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.                                Control by Majority.  Subject to the terms of the Collateral Documents, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee and the Collateral Agent may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6.                                Limitation on Suits.  Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                 such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)                                 Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)                                 such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)                                 the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.                                Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8.                                Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.                                Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, the Restricted Parent Guarantor , its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.                         Priorities.

(a)                                 Subject to the provisions of the Intercreditor Agreement and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due to it under Section 7.7;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, interest , if any, and any Additional Amounts, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, interest, if any, and any Additional Amounts, respectively; and

THIRD:  to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)                                 The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.                         Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.                                Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                 the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                 in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1)                                 this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)                                 the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)                                 No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)                                 Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)                                   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)                                  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

SECTION 7.2.                                Rights of Trustee.  Subject to Section 7.1:

(a)                                 The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)                                  The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f)                                   The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g)                                  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this

Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, losses, expenses and liabilities which may be incurred therein or thereby.

(i)                                     The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)                                    Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)                                 The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer, the Restricted Parent Guarantor and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)                                     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)                             The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)                                 In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or the Restricted Parent Guarantor shall be sufficient if signed by one Officer of the Issuer or the Restricted Parent Guarantor, respectively.

SECTION 7.3.                                Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.                                Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.                                Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer.  Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, interest, if any, on and any Additional Amounts payable in respect of any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.                  Reports by Trustee to Holders.  Within 60 days after each November 1 beginning November 1, 2015, the Trustee shall mail to each Holder a brief report dated as of such November 1 that complies with TIA Section 313(a) if and to the extent required thereby.  The Trustee also shall comply with TIA Section 313(c).

SECTION 7.7.                                Compensation and Indemnity.  The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee.  The Issuer shall indemnify the Trustee against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense.  The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or (a)(6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.                                Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld.  The Issuer shall remove the Trustee if:

(1)                                 the Trustee fails to comply with Section 7.10 hereof;

(2)                                 the Trustee is adjudged bankrupt or insolvent;

(3)                                 a receiver or other public officer takes charge of the Trustee or its property; or

(4)                                 the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.                                Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.                         Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11.                         Preferential Collection of Claims Against the Issuer.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

SECTION 7.12.                         Trustee’s Application for Instruction from the Issuer.  Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13.                         Collateral Documents; Intercreditor Agreement.  By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.                                Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

SECTION 8.2.                                Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on and any Additional Amounts in respect of the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)                                 the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)                                 this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3.                                Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.19, 3.20, 3.21, 3.22, 3.24 and Section 4.1 (except Section 4.1(a)(1) and (2)) hereof with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, payment of the Notes may not be accelerated because of an Event of Default pursuant to Section 6.1(a)(3), (4), (5) (with respect only to Significant Subsidiaries), (c) (with respect only to Significant Subsidiaries), (7) or (8).

SECTION 8.4.                                Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)                                 the Issuer must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders, cash in dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest and Additional Amounts, if any, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2)                                 in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee:¶

(i)                                     an Opinion of Counsel in the United States confirming that:

(A)       the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)       since the issuance of such Notes, there has been a change in the applicable U.S federal income tax law;

in either case stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and¶

(ii)                                  an Opinion of Counsel in Canada confirming that:¶

(A)       the Issuer has received from, or there has been published by, the Canadian Revenue Agency a ruling; or¶

(B)       since the issuance of such Notes, there has been a change in the applicable Canadian federal income tax law;¶

in either case stating that, and based thereon such Opinion of Counsel in Canada shall confirm that, subject to customary assumptions and exclusions, Holders will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.  ¶

(3)                                 in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee:

(i)                  an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and¶

(ii)               an Opinion of Counsel in Canada stating that, subject to customary assumptions and exclusions, Holders will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

(4)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)                                 such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)                                 the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Sections 546 and 547 of Title 11 of the United States Code, as amended, or any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law;

(7)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(8)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.                  Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and any Additional Amounts, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.                                Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on and any Additional Amounts payable in respect of, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts have become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7.                                Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on and any Additional Amounts payable in respect of, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.                                Without Consent of Holders.  Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Note Guarantee or this Indenture), the Trustee and Collateral Agent may amend, supplement or modify this Indenture, any Note Guarantee, the Notes and the Collateral Documents without the consent of any Holder, to:

(1)                                 cure any ambiguity, omission, mistake, defect, error or inconsistency, or reduce the minimum denomination of the Notes;

(2)                                 provide for the assumption by a successor Person of the obligations of the Issuer under any Notes Document;

(3)                                 provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)                                 add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer, the Restricted Parent Guarantor or any Restricted Subsidiary;

(5)                                 make any change that does not adversely affect the rights of any Holder in any material respect;

(6)                                 at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(7)                                 make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of  Additional Notes;

(8)                                 provide for any Restricted Subsidiary or Parent Entity to provide a Note Guarantee in accordance with Section 3.2 or Section 3.7, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable;

(9)                                 evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Notes Document;

(10)                          make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11)                          mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any Notes Pari Passu Indebtedness, as additional security for the payment and performance of all or any portion of the Notes Obligations and any Notes Pari Passu Indebtedness, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, the Intercreditor Agreement, the Collateral Documents or otherwise;

(12)                          provide for the release of Collateral from the Lien pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement when permitted or required by the Collateral Documents, this Indenture or the Intercreditor Agreement;

(13)                          secure any Notes Pari Passu Indebtedness, Junior Priority Indebtedness or Senior Priority Obligations to the extent permitted under this Indenture, the Collateral Documents and the Intercreditor Agreement; or

(14)                          in the event that PIK Notes are issued in a form other than a Global Note, make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

Subject to Section 9.2, upon the request of the Issuer accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement, and upon receipt by the Trustee and/or Collateral Agent, as applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and/or Collateral Agent, as applicable, will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement directly affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2.                                With Consent of Holders.

(a)                                 Except as provided in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Notes Documents, the Collateral Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, interest on or any Additional Amounts payable in respect of the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents, the Collateral Documents and the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.12 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement, and upon the filing with the Trustee and/or Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and/or Collateral Agent, as applicable, will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement unless such amended or supplemental indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement directly affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or amendment or supplement to the Notes Documents, Collateral Documents or Intercreditor Agreement.

(b)                                 Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)                                 reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)                                 reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Sections 3.5 and 3.9);

(3)                                 reduce the principal of or extend the Stated Maturity of any such Note;

(4)                                 reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5)                                 make any such Note payable in currency other than that stated in such Note;

(6)                                 impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)                                 waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)                                 make any change in the provisions in the Intercreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect; or

(9)                                 make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

In addition, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3.                                Compliance with Trust Indenture Act.  Every amendment or supplement to this Indenture, any Note Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4.                                Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the

Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.                                Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.                                Trustee to Sign Amendments.  The Trustee and Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Collateral Agent.  The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it.  In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1.                         Guarantee.  The Notes will be guaranteed on the Issue Date on a senior secured basis by the Restricted Parent Guarantor and each existing and future Wholly—Owned Restricted Subsidiary that Guarantees the Issuer’s obligations under either of the Credit Agreements or the Senior Priority Notes (each a “Secured Note Guarantee”) and on a senior unsecured basis by each Holdings Entity (each an “Unsecured Note Guarantee,” and together with the Secured Note Guarantee, the “Note Guarantees”).  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest (including Additional Amounts, if any) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI.  Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest, if any, on or any Additional Amounts payable in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2.                         Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)                                 other than in the case of any direct or indirect parent of the Issuer that provides a Guarantee, a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to any Person other than to the Issuer or a Restricted Subsidiary) and as otherwise permitted by this Indenture;

(2)                                 the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)                                 defeasance or discharge of the Notes, as provided in Articles VIII or XI;

(4)                                 to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)                                 such Guarantor being released from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under both of the Credit Agreements and the Senior Priority Notes or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.7, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under either Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated); or

(6)                                 upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

SECTION 10.3.                         Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.                         No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.                         Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)                                 either:

(1)                                 all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)                                 all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(b)                                 the Issuer has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be, and any Additional Amounts;

(c)                                  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(d)                                 the Issuer has paid or caused to be paid all other sums payable under this Indenture;

(e)                                  the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the Redemption Date, as the case may be; and

(f)                                   the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b) and (c)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2.                         Application of Trust Money.  Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any), interest and any Additional Amounts for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, interest on, or any Additional Amounts payable in respect of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL

SECTION 12.1.                         Collateral Documents.  The due and punctual payment of the principal of, premium and interest on and any Additional Amounts payable in respect of the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on and any Additional Amounts payable in respect of the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement.  The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Collateral Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.  The Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Issuer and the Restricted Parent Guarantor shall, and shall cause the Subsidiaries of the Restricted Parent Guarantor to, take any and all actions and make all filings (including the filing of UCC and PPSA financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuer, the Restricted Parent Guarantor and the other Guarantors to the Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

SECTION 12.2.                         Recordings and Opinions.

(a)                                 To the extent required under the TIA, the Issuer will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of this Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes.  Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Issuer or the Restricted Parent Guarantor except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee.

(b)                                 Any release of Collateral permitted by Section 12.3 hereof will be deemed not to impair the Liens under this Indenture and the other Collateral Documents in contravention thereof. Unless this Indenture is qualified under the TIA, the Issuer shall not be required to deliver the opinions or certificates required by Section 314(b) or 314(d) of the TIA.

SECTION 12.3.                         Release of Collateral.

(a)                                 Subject to Sections 12.3(b) and (c) hereof, the Issuer and the Secured Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)                                     in whole upon:

(A)                               payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)                               satisfaction and discharge of this Indenture as set forth under Article XI; or

(C)                               a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII;

(ii)                                  in part, as to any asset constituting Collateral:¶

(A)                               that is sold, transferred or otherwise disposed of:

a.              by the Issuer or any Secured Guarantor to any Person that is not the Issuer or a Restricted Subsidiary in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 3.5, or

b.              In connection with the taking of an enforcement action by the applicable senior agent in accordance with the Intercreditor Agreements, or

(B)                               that is owned or at any time acquired by a Secured Guarantor that ceases to be a Secured Guarantor¶

(C)                               that becomes Excluded Property; or

(D)                               that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreements and the Collateral Documents; provided that, on the date of the discharge of the ABL Obligations and the Term Loan Obligations, the Liens on the Collateral will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the Intercreditor Agreements in order to repay Obligations secured by such Collateral.

(b)                                 With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreements.  Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreements to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c)                                  At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreements.

SECTION 12.4.                         Suits to Protect the Collateral.  Subject to the provisions of Article VII hereof and the Collateral Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a)                                 enforce any of the terms of the Collateral Documents; and

(b)                                 collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral.  Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 12.5.                         Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.  Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.6.                         Purchaser Protected.  In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.7.                         Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.8.                         Release Upon Termination of the Issuer’s Obligations.  In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release such Lien as soon as is reasonably practicable.

SECTION 12.9.                         Collateral Agent.

(a)                                 The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor

Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.  The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9.  The provisions of this Section 12.9 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4.  Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.  The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)                                  None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)                                 The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent.  The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)                                  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).

(f)                                   The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent.  If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent.  If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent.  If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated.  After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.7) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)                                  The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.  Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)                                 The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreement.

(i)                                     If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.

(j)                                    The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k)                                 The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)                                     If the Issuer or any Guarantor (i) incurs any obligations in respect of Senior Priority Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Senior Priority Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Senior Priority Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)                             If the Issuer or any Guarantor incurs any obligations in respect of Junior Priority Indebtedness and delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the Liens secured by Notes and Note Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n)                                 No provision of this Indenture, the Intercreditor Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.  Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(o)                                 The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel.  The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p)                                 Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q)                                 The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement and the Collateral Documents.  The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents.  The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents.  The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder.  The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r)                                    The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto.  Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s)                                   Upon the receipt by the Collateral Agent of a written request of the Issuer or the Restricted Parent Guarantor signed by an Officer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date.  Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document.  Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied.  The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(t)                                    Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.  For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u)                                 After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(v)                                 The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w)                               In each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x)                                 Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC of PPSAfinancing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y)                                 Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.5.  The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z)                                  Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.¶

(aa)                          The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.7.

SECTION 12.10.                  Designations.  Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Restricted Parent Guarantor to designate Indebtedness for the purposes of the term “Senior Priority Obligations,” “Notes Pari Passu Indebtedness” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Restricted Parent Guarantor by an Officer and delivered to the Trustee and the Collateral Agent.  For all purposes hereof and the Intercreditor Agreement, the Restricted Parent Guarantor hereby designates the Obligations pursuant to the Credit and the Senior Priority Notes Obligations as “Senior Priority Obligations.”

SECTION 12.11.                  No Impairment of the Security Interests.  Except as otherwise permitted under this Indenture, the Intercreditor Agreement and the Collateral Documents, neither the Issuer nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

SECTION 12.12.                  Insurance.  The Issuer and the Restricted Parent Guarantor shall maintain insurance, and cause each Restricted Subsidiary to maintain insurance, with financially sound and reputable insurers (naming the Collateral Agent as an additional insured), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 12.12 shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Issuer, the Restricted Parent Guarantor or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of Issuer or the Restricted Parent Guarantor so long as such action is consistent with sound business practice or (ii) the Issuer or the Restricted Parent Guarantor from obtaining and owning insurance policies covering activities of its Subsidiaries.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1.                         Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.  Each Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

SECTION 13.2.                         Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer, the Restricted Parent Guarantor or to a Holdings Entity:

Essar Steel Algoma Inc.

105 West Street
Sault Ste. Marie
Ontario, Canada P6A 7B4
Fax:  (705) 945-2727
Attention:  J. Robert Sandoval

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
Attention: Christian O. Nagler

Facsimile:  (212) 446-4900

if to the Trustee or the Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association

246 Goose Lane, Suite 105¶

Guilford, Connecticut 06437

Attention: Essar Steel Algoma Junior Notes Administrator
Facsimile: (203) 453-1183

The Issuer, the Restricted Parent Guarantor, the Trustee or the Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.3.                         Communication by Holders with other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer,  the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.4.                         Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Notes or the Collateral Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)                                 an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied; and

(2)                                 an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.5.                         Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or Collateral Documents (other than a Certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(1)                                 a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                 a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                                 a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6.                         When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7.                         Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8.                         Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9.                         Governing Law.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10.                  Jurisdiction.  The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from thereof, or the United States District Court for the Southern

District of New York, and any appellate court from thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11.                  Waivers of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12.                  USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.13.                  No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Issuer or the Restricted Parent Guarantor or any of their Subsidiaries or Affiliates, as such (other than the Issuer, the Restricted Parent Guarantor and the other Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.14.                  Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.15.                  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.16.                  Qualification of Indenture.  The Issuer has agreed to qualify this Indenture under the TIA and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes.  The Trustee shall be entitled to receive from the Issuer any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 13.17.                  Table of Contents; Headings.  The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.18.                  Force Majeure.  In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.19.                  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.20.                  Intercreditor Agreement.  Reference is made to the Intercreditor Agreement.  Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement as Trustee and the Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreements to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 13.21.                  Appointment of Agent for Service of Process.

(a)                                 The Issuer and each Guarantor hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding brought against it by the Trustee or the Holders with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees, by serving a copy thereof upon any employee of Issuer or any Guarantor (in such capacity, the “Process Agent”) at any business location that Issuer or any Guarantor may maintain from time to time in the United States including, without limitation, at the offices of Essar Steel Algoma Inc., 105 West Street, Sault Ste. Marie, Ontario, Canada P6A 7B4.¶

(b)                                 If at any time the Issuer or any Guarantor has or maintains a business location in the State of New York (such Person, the “New York Presence Obligor”), then the Issuer or any Guarantor shall, within 30 days after such location is opened, is acquired or otherwise exists, irrevocably designate, appoint and empower the New York Presence Obligor as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against them by the Trustee or the Holders in any United States or state court located in the County of New York with respect to their obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts (the “New York  Process Agent”).¶

(c)                                  The Issuer or any Guarantor shall promptly (and in any event within 10 days) irrevocably designate, appoint and empower CT Corporation System, with offices currently at 111 Eighth Avenue, New York, New York 10011 (or such other third party corporate service provider of national standing as may be reasonably acceptable to the Representatives), as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against them by the Trustee or the Holders in any such United States or state court located in the County of New York with respect to their obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes or the Note Guarantees and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts (the “Third Party Process Agent”) and pay all fees and expenses required by the Third Party Process Agent in connection therewith.  If for any reason such Third Party Process Agent hereunder shall cease to be available to act as such, the Issuer and each Guarantor agrees to designate a new Third Party Process Agent in the County of New York on the terms and for the purposes of this Section 13.21 satisfactory to the Trustee and the Holders.¶

(d)           The Issuer and each Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i) serving a copy thereof upon any of the relevant Process Agents specified in clauses (a) through (c) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to the Issuer or such Guarantor, at its address specified in or designated pursuant to this Indenture.  The Issuer and each Guarantor agrees that the failure of any Process Agent specified in clauses (a) through (c) above, to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.  ¶

(e)           Nothing herein shall in any way be deemed to limit the ability of the Trustee or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Issuer or any Guarantor or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.

(f)            The Issuer and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture, the Notes or the Note Guarantees brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(g)           The provisions of this Section 13.21 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.

SECTION 13.22.      Waiver of Immunities.  To the extent that Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 13.23.      Currency Rate Indemnity.  The Issuer has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any Notes is expressed in a currency other than U.S. dollars, the Issuer will indemnify the relevant holder against any deficiency arising from any variation in rates of exchange between the date as of which the U.S. dollars currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Issuer’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the Notes.¶

SECTION 13.24.      [Usury Savings Clause¶.  If any provision of this Indenture or any Notes would obligate the Issuer to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).¶

SECTION 13.25.      Interest Act (Canada)¶.  For purposes of the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time other than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.](1)¶

[Signature on following pages]

(1) Subject to review by Stikeman.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

1839688 ALBERTA ULC

By:
Name:
Title:

ESSAR STEEL ALGOMA INC., as a Guarantor

By:
Name:
Title:

ALGOMA HOLDINGS B.V., as a Guarantor

By:
Name:
Title:

By:
Name:
Title:

ESSAR STEEL ALGOMA INC. USA, as a Guarantor

By:
Name:
Title:

CANNELTON IRON ORE COMPANY, as a Guarantor

By:
Name:
Title: ¶

[Signature Page to the Exchange Notes Indenture]

ESSAR STEEL CANADA INC., as a Guarantor¶

By:
Name:
Title:¶

[ESSAR TECH ALGOMA INC]., as a Guarantor

By:
Name:
Title:

2

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:

Authorized Signatory

[Signature Page to the Exchange Notes Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL NOTE]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto](1) CUSIP NO.

1839688 ALBERTA ULC

[•]% Junior Secured Notes due 20[19/20]

1839688 ALBERTA ULC, a Canadian corporation, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of                                Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on […], 20[19/20].

Interest Payment Dates:  [•], [•], [•] and [•], commencing on [•], 2015

Record Dates:  [•], [•], [•] and [•]

Additional provisions of this Note are set forth on the other side of this Note.

(1)              Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

1839688 ALBERTA ULC

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE SIDE OF NOTE]
1839688 ALBERTA ULC

[•]% Junior Secured Notes due 20[19/20]

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.             Interest

1839688 Alberta ULC an Alberta unlimited liability corporation promises to pay interest on the principal amount of this Note at [•]% per annum from [•], 2014 until maturity.  The Issuer will pay interest quarterly in arrears every [•], [•], [•] and [•] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record as of each preceding [•], [•], [•] and [•].  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be [•], 2015.  The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Whenever interest is computed on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing such product by the number of days in the deemed year.

Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the relevant Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

2.             Method of Payment

For any interest payment period, the Issuer may, at its option elect to pay interest on the Notes:

(i) in cash (“Cash Interest”); or

(ii) by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee prior to the beginning of such interest period. The Trustee shall promptly deliver such notice to the Holders of this Note. In the absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period. Interest for the first interest payment period commencing on the Issue Date shall be payable in [cash / PIK Interest]. The final interest payment at maturity of the Notes will be made in cash.

At the option of the Issuer, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and Cash Interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Payments of principal, Cash Interest shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant Interest Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest [whole dollar]) (or, if necessary, pursuant to the requirements of DTC or otherwise, to authenticate new Global Notes executed by the

Issuer with such increased principal amounts) and (y) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in the form of Definitive Notes that are not Global Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar). Upon receipt of an Issue Order, the Trustee will, at the request of the Issuer, increase the principal amount of the Global Notes or authenticate and deliver such PIK Notes for original issuance to the Holders.

All Notes issued pursuant to a PIK Payment will mature on [•], 2020 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as all other Notes (except as specifically provided in the Indenture). Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

3.             Paying Agent and Registrar

The Issuer initially appoints Wilmington Trust, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.             Indenture

The Issuer issued the Notes under an Indenture dated as of November [14], 2014 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors party thereto and the Trustee and Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. In the event of a conflict between the terms of the Notes and the Indenture, the Indenture controls.

5.             Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest) on and any Additional Amounts payable in respect of the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6.             Optional Redemption

(a)           At any time prior to the first anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 95% of the principal amount of the Notes (excluding the principal amount of PIK Notes issued in respect of PIK Interest), plus 100% of the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date, plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

(b)           At any time from the first anniversary of the Issue Date to the second anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100%

of the principal amount of the Notes (including the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date), plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

(c)           At any time following the second anniversary of the Issue Date, the Issuer may redeem the Notes in full, but not in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 110% of the principal amount of the Notes (including the principal amount of PIK Notes issued in respect of PIK Interest since the Issue Date), plus accrued and unpaid interest (if any) to, but not including, the Redemption Date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture.  The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

7.             [Reserved].

8.             Repurchase Provisions

If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.7 of the Indenture, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Sales, the Issuer may be required to use the Excess Proceeds from such Asset Sales to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof, or $1.00 after a PIK Payment has been made) and, at the Issuer’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.             Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof (or $1.00 if a PIK Payment has been made).  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.          Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.          Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12.          Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement as provided in the Indenture.

13.          Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately.  Upon the effectiveness of such declaration, such principal, premium, interest, if any, and other monetary obligations will be due and payable immediately.  If a bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.          Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

15.          No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreement or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.          Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.          Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.          CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.          Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Essar Steel Algoma Inc.
105 West Street
Sault Ste. Marie
Ontario, Canada P6A 7B4
Fax:  (705) 945-2727
Attention:  J. Robert Sandoval

20.          Security

The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents.  The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreement.  Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                        agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐       Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof (or $1.00 if a PIK Payment has been made)):  $                                                                       and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                                    .

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Intercreditor Agreement

See attached.